Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133210
THE IMMUNE RESPONSE CORPORATION
Prospectus Supplement
(to Prospectus dated June 13, 2006)
     This Prospectus Supplement No. 1, dated August 22, 2006 (the “Supplement”), filed by The Immune Response Corporation (the “Company”) supplements certain information contained in the Company’s prospectus dated June 13, 2006 (the “Prospectus”). This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

RECENT DEVELOPMENTS
     We have attached to this Supplement, and incorporated by reference into it, our Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, each as filed with the Securities and Exchange Commission on August 18, 2006.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q/A
(Amendment No. 1)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2006
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number 0-18006
THE IMMUNE RESPONSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	33-0255679
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5931 Darwin Court
Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 431-7080
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☑           No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, as defined in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐           Accelerated filer ☐           Non-accelerated filer ☑
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐           No ☑
As of May 5, 2006, there were 254,108,685 shares of our common stock outstanding.

THE IMMUNE RESPONSE CORPORATION

EXPLANATORY NOTE
This Amendment No. 1 on Form 10-Q/A amends our quarterly report on Form 10-Q for the quarter ended March 31, 2006, which was originally filed with the SEC on May 15, 2006. The purpose of this Amendment No. 1 is to revise Part I, Items 1 and 2 and Part II, Item 1A, based on clarification of U.S. generally accepted accounting principles received August 10, 2006. This Amendment No. 1 does not reflect any events occurring after the filing of the original Form 10-Q, nor does it modify or update (or seek or undertake to modify or update) in any way the other disclosures contained in the original Form 10-Q filing. This Amendment No. 1 continues to speak as of the date of the original Form 10-Q filing, except that we have included as exhibits updated certifications from our chief executive officer and chief financial officer, as exhibits 31.1, 31.2, 32.1 and 32.2, respectively. This Amendment No. 1 should be read in conjunction with our filings made with the SEC subsequent to the date of the original Form 10-Q filing, including any amendments to those filings.

PART I – FINANCIAL INFORMATION
Item 1. Financial Statements
The Immune Response Corporation
Condensed Balance Sheets
(in thousands, except for share amounts)

	March 31,	December 31,
	2006	2005
	(unaudited)
Assets

Current Assets:
Cash and cash equivalents	$4,895	$146
Prepaid expenses	193	291

	5,088	437

Property and equipment, net	3,383	3,583
Licensed technology, net	530	706
Deposits and other assets ($569 and $600 restricted in escrow account as security for long-term lease at March 31, 2006 and December 31, 2005, respectively)	659	690

	$9,660	$5,416

Liabilities and Stockholders’ (Deficit) Equity

Current Liabilities:
Accounts payable	$808	$1,039
Accrued expenses	1,920	1,753
Liability for warrants committed in excess of authorized stock	136,268	—
Short-term convertible debenture, net of discount of $321 and $490 plus accrued interest of $7 and $15 at March 31, 2006 and December 31, 2005, respectively	54	325
Current portion of deferred liabilities and revenue	314	306

	139,364	3,423

Convertible promissory notes, related party, net of discount of $835 and $694 plus accrued interest of $347 and $307 at March 31, 2006 and December 31, 2005, respectively	4,498	5,354
Secured convertible notes, net of discount of $7,636 plus accrued interest of $51 at March 31, 2006	415	—
Long-term deferred liabilities and revenue, net of current portion	2,207	2,289

Total long-term liabilities	7,120	7,643

Stockholders’ (Deficit) Equity :
Subscribed Stock	—	237
Common stock, $.0025 par value, 170,000,000 shares authorized; 155,705,156 and 71,660,101 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	389	179
Warrants	2,610	21,201
Additional paid-in capital	113,319	321,448
Accumulated (deficit)	(253,142)	(348,715)

Total stockholders’ (deficit) equity	(136,824)	(5,650)

	$9,660	$5,416

See accompanying notes to condensed financial statements.

The Immune Response Corporation
Condensed Statements of Operations
(in thousands, except for per share amounts)
(unaudited)

	Three months ended March 31,
	2006	2005
Revenues:
Licensed research revenue	$4	$4
Contract research revenue	7	7

	11	11

Expenses:
Research and development	2,714	2,903
General and administrative	1,078	741

	3,792	3,644

Other income and (expense):
Interest expense — (including related party) including non-cash accretion of $728 and $590 for 2006 and 2005, respectively	(1,230)	(749)
Investment income	20	50
Gain on warrant liability marked to fair value	114,659	—
Beneficial inducement cost	(14,095)	—

	99,354	(699)

Net income (loss)	95,573	(4,332)
Less preferred stock dividends	—	(93)

Net income (loss) attributable to common stockholders	$95,573	$(4,425)

Basic income (loss) per share:
Net income (loss)	$0.77	$(0.09)

Net income (loss) attributable to common stockholders	$0.77	$(0.09)

Diluted (loss) per share:
Net (loss)	$(0.01)	$(0.09)

Net (loss) attributable to common stockholders	$(0.01)	$(0.09)

See accompanying notes to condensed financial statements.

The Immune Response Corporation
Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended March 31,
	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$95,573	$(4,332)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	402	420
Noncash loan fees	326	—
Operating expenses paid with common stock and warrants	—	110
Share-based compensation expense	267	(101)
Deferred liabilities and revenue	(74)	(59)
Accrued interest, related party	103	144
Accrued interest, not related party	51	—
Accretion of notes, related party	109	590
Accretion of short-term convertible debenture and secured convertible notes, not related party	619	—
Gain on warrant liability marked to fair value	(114,659)	—
Beneficial inducement cost	14,095	—
Changes in operating assets and liabilities:
Prepaid expenses	98	41
Accounts payable	(231)	138
Accrued expenses	158	(405)

Net cash used in operating activities	(3,163)	(3,454)

Cash Flows From Investing Activities:
Long-term restricted escrow account utilized to pay rent expense	31	—
Purchase of property and equipment	(26)	(9)

Net cash provided by (used in) investing activities	5	(9)

Cash Flows From Financing Activities:
Net proceeds from common stock sold under the Standby Equity Distribution Agreement	1,139	—
Proceeds from secured convertible notes	8,000	—
Proceeds from secured convertible note, related party	250	—
Payments on short-term convertible debenture	(400)	—
Proceeds from warrant exercise	10	—
Net proceeds from exercises of Unit Purchase Options	—	18
Offering costs for debt and equity transactions	(1,092)	—

Net cash provided by financing activities	7,907	18

Net increase (decrease) in cash and cash equivalents	4,749	(3,445)
Cash and cash equivalents — beginning of year	146	8,798

Cash and cash equivalents — end of period	$4,895	$5,353

Supplemental Disclosure of Cash Flow Information:
Interest paid	$22	$15

Supplemental Disclosure of Noncash Information:
Reclassification of equity to liability for warrants committed in excess of authorized stock	$250,927	$—

Warrants issued for offering costs	$9,372	$—

Debt discounts allocated to secured convertible notes for warrants and beneficial conversion Costs	$8,250	$—

Convertible promissory note, related party and interest converted into common stock	$1,068	$—

Warrants issued for loan fees	$326	$—

Additional debt discount allocated to short-term convertible debenture for antidilution adjustment	$85	$—

Secured convertible debenture converted into common stock	$32	$—

Common stock issued for consulting services and offering costs	$—	$42

Common stock issued for 401(k) plan	$—	$68

See accompanying notes to condensed financial statements.

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
Note 1 – Restatement of Unaudited Condensed Financial Statements as of and for the three months ended March 31, 2006
In order to correct the financial statements so that they comply with U.S. generally accepted accounting principles (in particular, Emerging Issues Task Force (“EITF”) No. 00-19, Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company’s Own Stock), our Unaudited Condensed Statements of Operations, Unaudited Condensed Balance Sheets and Unaudited Condensed Statements of Cash Flows as of and for the three months ended March 31, 2006 have been restated to reflect an increase in the gain on warrant liability marked to fair value from $12,300,000 to $114,659,000. As a result of this correction, our net loss for the three months ended March 31, 2006 of $(6,475,000) changed to net income of $95,573,000, and our net loss per share of $(0.05) changed to net income per share of $0.77.
The restatement relates to a requirement to reflect in first-quarter income a “fair market value” adjustment for warrants issued in connection with the Company’s 2006 Private Placement. As described in Note 10, the requirement arose because the Company did not have enough authorized common stock to honor exercises of these warrants at the time of issuance and therefore recorded a liability that requires a fair value adjustment at each balance sheet date. In determining the initial value of the liability, the Company estimated the fair value of the warrants; one component of this estimate was the market value of the Company’s common stock on March 7, 2006. On March 7, the closing market price of the Company’s common stock was $0.24. The market, however, did not possess the information that the Company was issuing these many warrants (exercisable at $0.02 per share) and notes (convertible at $0.02 per share). When this information was publicly disclosed, the market price fell; on March 8 and 9, the two days of trading after the public disclosure, the average closing price was $0.13.
The Company used the $0.13 figure in estimating the initial liability that was marked to market in the first-quarter financial statements and reported a “gain on warrant liability marked to fair value” of $12,300,000. Under the new clarification, the $0.24 figure should have been used. Accordingly, first-quarter financial statements have been restated to show an EITF No. 00-19 “gain on warrant liability marked to fair value” of $114,659,000.
In addition, the Company had previously reported $311,000, net of amortization, of seven-year warrants issued to Spencer Trask Intellectual Capital Company LLC (“STIC”) for STIC’s limited recourse interest support of certain noteholders as deposits and other assets. This amount was reclassified to interest expense. See Note 9.
Note 2 – Interim Financial Statements:
The accompanying condensed balance sheet as of March 31, 2006 and the condensed statements of operations and of cash flows for the three months ended March 31, 2006 and 2005 have been prepared by The Immune Response Corporation (the “Company”) and have not been audited. These financial statements, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for all periods presented. The financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2005. Interim operating results are not necessarily indicative of operating results for the full year.
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Share-Based Compensation
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standard (“FAS”) No. 123R, “Share-Based Payment.” This statement is a revision to FAS No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” FAS No. 123R establishes accounting for share-based compensation awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period.

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
The Company adopted FAS No. 123R on January 1, 2006, using the modified prospective application, which provides for certain changes to the method for valuing share-based compensation. Under the modified prospective application, prior periods are not revised for comparative purposes. The valuation provisions of FAS No. 123R apply to new awards and to awards that are outstanding on the effective date and subsequently are modified or cancelled. Estimated compensation expense for awards outstanding at the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under FAS No. 123 with modification for estimated forfeitures.
The Company has elected to adopt the alternative transition method provided in FASB Staff Position No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effect of Share-Based Payment Awards,” for calculating the tax effects of share-based compensation pursuant to FAS No. 123R. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of FAS No. 123R.
Stock-based Compensation Information under FAS No. 123R
Upon adoption of FAS No. 123R, the Company is continuing to use the Black-Scholes option-pricing model for valuation of share-based awards granted following January 1, 2006, but with future modifications for estimated vesting forfeiture rates applied. The Company decided that the Black-Scholes option-pricing model is an appropriate method for valuing employee grants due to the historical volatility of our stock price combined with daily vesting provisions for a majority of the stock option grants.
The weighted-average estimated fair value of employee stock options granted during the three months ended March 31, 2006 was $0.0897 per share using the Black-Scholes model with the following weighted average assumptions (annualized percentages):

Three Months
Ended
March 31, 2006
Risk-free interest rate	4.82%
Volatility	140%
Forfeiture rate	22.72%
Expected life in years	5
Dividend yield	0.0%
The Company used the historical volatility rate of the Company’s stock price for the three years preceding the first quarter of 2006 as the basis for forecasting an expected volatility rate. The risk-free interest rate assumption is based upon observed interest rates that coincide with the expected life for options assumed at five years, typically half of the life of the option grant. The Company uses half of the option term due to the extreme volatility of the Company’s stock price. The vesting forfeiture rate is based on the Company’s historical option forfeiture information for the five years preceding the first quarter of 2006. The Company uses graded vesting to recognize employee option expense.
As share-based compensation expense recognized in the Condensed Statement of Operations for the first quarter of 2006 is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. FAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under FAS No. 123 for the periods prior to 2006, the Company also accounted for forfeitures, but as they occurred.
The Company recorded $267,000 in share-based compensation expense during the three months ended March 31, 2006, of which $262,000 represents the effect of the adoption of FAS No. 123R.
Pro Forma Information under FAS No. 123 for Periods Prior to 2006
Prior to adopting the provisions of FAS No. 123R, the Company estimated its share-based employee compensation expense using the intrinsic value method of accounting in accordance with APB Opinion No. 25. Because the Company established the exercise price based on the fair market value of the Company’s stock at the date of grant, the options had no intrinsic value upon grant, and therefore no expense was recorded. Equity instruments issued to non-employees for goods or services were accounted for at fair value and were marked to market until service was complete or a performance commitment date was reached.

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
For purposes of pro forma disclosures under FAS No. 123, the estimated fair value of the options was assumed to be amortized to expense over the options’ vesting periods. The pro forma effects of recognizing compensation expense under the fair value method on net loss and net loss per common share for the three months ended March 31, 2005 were as follows:

Three Months
Ended
March 31, 2005
Net loss attributable to common stockholders:
As reported	$(4,425,000)
Stock-based employee compensation expense (benefit) included in (and reducing) net loss	(195,000)
Fair value of stock-based employee compensation	(572,000)

Pro forma	$(5,192,000)

Net loss per share (basic and diluted):
As reported	$(0.09)

Pro forma	$(0.11)

As required under FAS No. 123, “Accounting for Stock-Based Compensation,” and FAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” the pro forma effects of stock-based compensation on net loss and net loss per common share were estimated at the date of grant using the Black-Scholes option-pricing model based on the following assumptions (annualized percentages) for the three months ended March 31, 2005:

Three Months
Ended
March 31, 2005
Risk-free interest rate	4.18%
Volatility	128%
Expected life in years	5
Dividend yield	0.0%
The Black-Scholes weighted-average estimated fair value of employee stock options granted during the three months ended March 31, 2005 was $1.09 per share.
Note 3 – The Company:
The Immune Response Corporation, a Delaware corporation, is an immuno-pharmaceutical company focused on developing products to treat autoimmune and infectious diseases. The Company’s lead immune-based therapeutic product candidates are NeuroVaxTM, for the treatment of multiple sclerosis (“MS”), and IR103, for the treatment of human immunodeficiency virus (“HIV”). Both of these therapies are in Phase II of clinical development and are designed to stimulate pathogen-specific immune responses aimed at slowing or halting the rate of disease progression.
NeuroVaxTM is based on the Company’s patented T-cell receptor (“TCR”) peptide technology. In addition to MS, the Company has open Investigational New Drug Applications (“IND”) with the FDA for clinical evaluation of TCR peptide-based immune-based therapies for rheumatoid arthritis and psoriasis. IR103 is based on the Company’s patented whole-inactivated virus technology, co-invented by Dr. Jonas Salk, and tested in extensive clinical studies of Remune®, the Company’s first-generation HIV product candidate. IR103 is a more potent formulation that combines its whole-inactivated antigen with a synthetic Toll-like receptor (“TLR-9”) agonist to create enhanced HIV-specific immune responses. The Company is currently testing IR103 in two Phase II clinical studies as a first-line treatment for drug-naïve HIV-infected individuals not yet eligible for antiretroviral therapy according to current medical guidelines.

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
All of the Company’s products are still in the development stage, and the Company has never had revenues from the sale of products. The Company was founded in 1986.
Note 4 – Going Concern:
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses since inception (but for the $114,659,000 gain on warrant liability marked to fair value) and has an accumulated deficit of 253,142,000 and cash and cash equivalents of $4,895,000 as of March 31, 2006. The Company will not generate meaningful revenues in the foreseeable future.
These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s independent registered public accountants, Levitz, Zacks & Ciceric, indicated in their audit report on the 2005 financial statements that there is substantial doubt about the Company’s ability to continue as a going concern.
The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
In March 2006, the Company completed a private placement unit offering (the “2006 Private Placement”). See Note 9. The Company believes that its current resources, including this offering, are sufficient to fund its planned operations, including necessary capital expenditures and clinical trials, through the third quarter of 2006. The Company is attempting to raise additional capital to fund operations beyond the third quarter of 2006; however, no assurance can be given that the Company will be able to obtain additional financing when and as needed in the future.
Note 5 – Net Income (Loss) per Share:
The following is a reconciliation of net income used in the computation of diluted income per share for the three months ended March 31, 2006:

Three Months
Ended
March 31, 2006
Net income used in computing basic net income per share	$95,573

Impact of assumed conversions:
8% interest on convertible debentures	154

Impact of equity classified as liability:
Gain on warrant liability marked to fair value	(114,659)

Net loss used in computing diluted net loss per share	$(18,932)

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
The weighted average shares outstanding used in the basic net income per share calculation for the three months ended March 31, 2006 was 124,671,000. In determining the number of shares used in computing the diluted loss per share, the Company added approximately 2,200,000,000 potentially dilutive securities, mostly attributable to the 2006 Private Placement. As a result, the diluted loss per share for the three months ended March 31, 2006 is $0.01.
Basic and diluted net loss per share was computed using the weighted average number of common shares outstanding, 48,699,000, for the three months ended March 31, 2005. Potentially dilutive securities are excluded from the diluted net loss per share calculation for the three months ended March 31, 2005 as the effect would be antidilutive. As of March 31, 2005 potentially dilutive shares not included are 6,600,000 shares for outstanding employee stock options, 6,600,000 shares issuable under convertible notes payable, related party, 16,000,000 shares issuable under warrants outstanding, 9,400,000 shares issuable under Class B Warrants outstanding and 1,900,000 shares issuable under an option issued to the placement agent for the private offering in December 2002.
Note 6 – Short-Term Convertible Debenture:
On August 4, 2005, the Company borrowed $1,000,000 in cash from Cornell Capital Partners, LP (“Cornell Capital”) against a secured convertible debenture (the “Debenture”). As of March 31, 2006, the Company had outstanding approximately $54,000 (net of discount of $321,000 plus accrued interest of $7,000) on the Debenture. The outstanding principal balance was required to be repaid in equal monthly installments beginning in October 2005 and ending on August 4, 2006 and bore 12% interest per annum, payable monthly. The outstanding principal amount of the Debenture was convertible at the option of Cornell Capital into shares of the Company’s common stock at an original conversion price of $0.6315 per share, which was 80% of the volume weighted average price on August 4, 2005. The Company also issued a warrant to purchase 500,000 shares of common stock, exercisable for five years at an original exercise price of $0.924 per share, to Cornell Capital in connection with the Debenture.
On February 8, 2006, the Company entered into a Note Exchange Agreement and a Note Revision Agreement with Cheshire Associates LLC (“Cheshire”), which resulted in “ratchet” antidilution adjustments under the terms of the Debenture and warrant. The conversion price and exercise price of the Debenture and warrant were reduced to $0.02 per share. As of March 31, 2006, the $368,000 remaining outstanding principal balance of the Debenture which had previously been convertible into 583,000 shares of common stock, was convertible into 18,416,500 shares of common stock, and the warrant was exercisable for 22,600,000 shares versus 500,000 shares of common stock (after giving effect to a previous partial exercise for 500,000 shares of common stock, described below).
On March 8, 2006, Cornell Capital converted $31,670 of outstanding principal balance of the Debenture into 1,583,500 shares of common stock pursuant to the terms of the Debenture at the adjusted $0.02 per share conversion price. This early conversion resulted in approximately $26,000 of accelerated accretion of debt discount in the first quarter. Following the conversion, the outstanding principal balance of the Debenture was $468,330.
On March 9, 2006, Cornell Capital partially exercised the warrant issued in August 2005, delivering $10,000 in cash to purchase 500,000 shares of common stock pursuant to the adjusted terms of the warrant at $0.02 per share. Following this transaction, the warrant is exercisable for 22,600,000 shares of common stock.
The Debenture was secured by substantially all of the Company’s assets and a pledge of 14,285,705 shares of common stock, of which 4,959,705 were pledged on August 4, 2005 and 9,326,000 were pledged on September 30, 2005. The 14,285,705 pledged shares were held in escrow as collateral for the Debenture. The pledged shares are accounted for as contingently issuable shares and are not included in the calculation of the weighted average number of shares for purposes of calculating net loss per share or in the calculation of the 155,705,156 shares issued and outstanding on the balance sheet at March 31, 2006.
On April 11, 2006, the Company amended its certificate of incorporation to increase the authorized common stock to 3,500,000,000 shares. See Note 11. See Note 10 for discussion of the liability for warrants committed in excess of authorized stock as of March 31, 2006.
In April 2006 and May 2006, an additional note conversion and final pay off of the Debenture with all accrued interest was made. In connection with this final payment, the Company requested the release of the pledged shares held in escrow as collateral. See Note 11.
Note 7 – Convertible Promissory Notes, Related Party:
On February 8, 2006 the Company entered into a Note Exchange Agreement and a Note Revision Agreement with Cheshire, which is an affiliate of the Company’s director and major stockholder, Kevin Kimberlin. These agreements pertained to an 8% secured convertible note previously issued by the Company and held by Cheshire, with a principal balance (before the agreements) of $5,741,000 (the “Mortgage Note”). Under the Note Exchange Agreement, the Company issued 53,425,204 shares of newly-issued common stock to Cheshire at $0.02 per share in exchange for $1,005,000 of principal and $63,000 of accrued interest on the Mortgage Note.

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
Under the Note Revision Agreement, the maturity date of the Mortgage Note was extended from May 31, 2007 to January 1, 2009 and in consideration for that extension the Company reduced the conversion price of the remaining $4,736,000 principal amount of the Mortgage Note to $0.02 per share of common stock. Accrued interest on the Mortgage Note will also be convertible at $0.02 per share of common stock. Before the Note Exchange Agreement, the conversion price of the Mortgage Note had been $0.70 per share. The difference between conversion of $4,736,000 at $0.70 per share and conversion of $4,736,000 at $0.02 per share is 229,997,600 additional shares of common stock.
On February 9, 2006, the Company entered into and consummated a Securities Purchase Agreement with Qubit Holdings, LLC (“Qubit”), which is owned and managed by independent trustees for the children of Mr. Kimberlin, to lend to the Company $250,000. The Company issued to Qubit a $250,000 promissory note, secured by substantially all of the Company’s assets, bearing interest at 8% per annum, maturing on January 1, 2008, and convertible into Company common stock at $0.02 per share, plus 37,500,000 short-term warrants to purchase Company common stock at $0.02 per share. Qubit also granted the Company the right to, until August 8, 2006, put to Qubit another $250,000 secured convertible note of like tenor and another 37,500,000 short-term warrants of like tenor, and to thereupon receive another $250,000 cash.
As of March 31, 2006, the Company had outstanding approximately $4,498,000 (net of discount of $835,000, plus accrued interest of $347,000) of convertible, related party secured debt, namely the Mortgage and Qubit Notes. Also, the Note Exchange and Note Revision transactions resulted in a non-cash charge to operations in the quarter of $14,095,000 representing beneficial inducement cost.
Cheshire separately agreed in a Note Conversion Commitment Agreement dated February 15, 2006 to convert a total of another $1,700,000 of principal and accrued interest on the Mortgage Note into 85,000,000 shares of common stock at $0.02 per share, which took place on April 11, 2006. See Note 11.
The transactions described above in this Note 7 resulted in antidilution adjustments under the terms of some of the Company’s outstanding derivative securities. Most notably, as a result of “ratchet” antidilution provisions in the secured convertible debenture and common stock warrants held by Cornell Capital, the conversion price and exercise price of those securities were reduced to $0.02 per share. See Note 6.
By virtue of the transactions described above, nine outstanding warrants owned by Cheshire, which by their terms had been exercisable for an aggregate of 9,947,335 shares of common stock at a blended price of $1.05 per share, became exercisable instead for an aggregate of 33,809,487 shares of common stock at a blended price of $0.31 per share as of February 9, 2006, via the operation of the warrants’ weighted-average antidilution adjustment provisions. See also Note 9.
Note 8 – Standby Equity Distribution Agreement:
On July 15, 2005, the Company entered into a Standby Equity Distribution Agreement (“SEDA”) with Cornell Capital, to support the continued development of its product candidates. Under the agreement, Cornell Capital committed to provide up to $15,000,000 of funding to be drawn down over a 24-month period at the Company’s discretion.
Through March 31, 2006, the Company had made sixteen draws under the SEDA for net proceeds of $4,837,000 and issued 39,718,838 shares of common stock at an average price per share of $0.1218. For the three months ended March 31, 2006, the Company had made four draws under the SEDA for net proceeds of $1,138,500 for 28,536,351 shares of common stock at an average price per share of $0.0482. In May 2006, the Company gave Cornell Capital a 20-day notice of termination of the SEDA. See Note 11.
Note 9 – 2006 Private Placement:
The Company’s 2006 Private Placement of secured convertible notes and warrants to accredited investors, which began on February 10, 2006 and successfully raised gross proceeds of $8,000,000, had its final closing on March 7, 2006. In the 2006

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
Private Placement, pursuant to subscription agreements, the Company issued notes with an aggregate principal amount of $8,000,000, convertible into an aggregate of 400,000,000 shares of common stock at $0.02 per share. The notes mature on January 1, 2008, bear interest at 8% per annum, and share (with Cheshire, Cornell Capital and Qubit, for their previously secured notes), a first-priority security interest in substantially all of the Company’s assets. A designated $6,000,000 of the 2006 Private Placement notes sold (other than to the Company’s directors) are further supported by a recourse interest limited to the value of the proceeds of certain shares of private-company preferred stock owned by Spencer Trask Intellectual Capital Company LLC (“STIC”), an affiliate of Kevin Kimberlin. The Company also agreed, in order to induce STIC to provide this support, to issue to STIC, for every month that the limited recourse interest support remains in place, a number of seven-year warrants to purchase the Company’s common stock at $0.02 per share equal to 1% of the common stock then underlying the designated $6,000,000 of the 2006 Private Placement notes, to the extent the notes are then outstanding. For the three months ended March 31, 2006 STIC earned 2,968,801 seven-year warrants. These warrants were valued at the date of issuance utilizing the Black-Scholes model and the Company recognized the value of these warrants, $326,000 for the three months ended March 31, 2006, as interest expense at the time of issuance. In addition, the Company issued to all of the note holders a total of 1,200,000,000 warrants to purchase the Company’s common stock at $0.02 per share. These warrants will expire in two tranches, with the last tranche expiring 160 days after a registration statement, with regard to the common shares underlying them, is declared effective by the SEC.
The Company agreed to register for resale the underlying shares of common stock for the convertible notes, the warrants, the placement agent warrants and the STIC warrants. The Company filed a registration statement with the SEC on April 11, 2006.
Among the investors in the 2006 Private Placement were several of the Company’s affiliates, including direct or indirect investment by Company directors and officers: Joseph O’Neill ($25,000 note and 3,750,000 warrants), Martyn Greenacre ($25,000 note and 3,750,000 warrants), David Hochman ($25,000 note and 3,750,000 warrants), Kevin Reilly ($25,000 note and 3,750,000 warrants), Alan Rosenthal ($25,000 note and 3,750,000 warrants), Michael Green ($100,000 note and 15,000,000 warrants), Peter Lowry ($25,000 note and 3,750,000 warrants), and Georgia Theofan ($50,000 note and 7,500,000 warrants).
The Company also paid commissions and fees to the placement agent, Spencer Trask Ventures, Inc. (“STVI”), for its services in connection with the 2006 Private Placement. STVI, which is an affiliate of Mr. Kimberlin and also of the Company’s director David Hochman, received $800,000 in cash and seven-year placement agent warrants to purchase 80,000,000 shares of common stock at $0.02 per share. In addition, if and when the 2006 Private Placement warrants are exercised STVI is to receive a commission equal to 10% of the warrant exercise proceeds in cash plus seven-year placement agent warrants to purchase a number of shares of the Company’s common stock equal to 20% of the number of exercised warrants. The Company also reimbursed STVI’s expenses and provided it with certain “tail” and first refusal rights. STVI has chosen to share some of this compensation with its employees (including Mr. Hochman) and/or its selected dealers. STVI will retain 17,203,500 warrants of the 80,000,000 warrants. As to the 240,000,000 potential warrants issuable to STVI upon investor exercise of the warrants issued in the 2006 Private Placement, STVI would earn and retain a pro rata share of warrants at approximately 21.5%, which would be 51,610,500, if all the investor warrants were exercised in full.
In addition, the 2006 Private Placement (including the placement agent warrants) resulted in weighted-average antidilution adjustments under various warrants held by Cheshire resulting in them becoming exercisable for an aggregate of 107,896,395 shares of common stock, instead of the 33,809,487 shares of common stock for which they had been exercisable before the 2006 Private Placement, and at a blended exercise price of $0.096 instead of at a blended exercise price of $0.31. Future STIC monthly warrant issuances will result in further weighted-average antidilution adjustments.
On April 11, 2006, the Company amended its certificate of incorporation to increase the authorized common stock to 3,500,000,000 shares. See Note 11. See Note 10 for discussion of the liability for warrants committed in excess of authorized stock as of March 31, 2006.
Note 10 – Liability for Warrants Committed in Excess of Authorized Stock:
As a result of the transactions described in Notes 6, 7 and 9, the Company was in a position where it did not have enough authorized but unissued common stock to enable exercise or conversion of the derivative securities issued in such transactions, nor of certain previously-outstanding derivative securities. Pursuant to EITF No. 00-19, the Company recorded a liability for the insufficient number of underlying common shares committed for all free-standing derivative instruments at the date of each such

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
event and marked each liability to market as of March 31, 2006. This initial liability of $250,927,000 was recorded as an offset against equity during the first quarter of 2006. The Company determined the initial liability (fair value of the derivative instruments) using the Black-Scholes option-pricing model with the following assumptions: an expected life equal to the remaining contractual term of each of the derivative instruments; no dividends; a risk free interest rate equal to the 3-year Treasury yield; and the 3 year volatility rate of the Company’s stock price.
EITF No. 00-19 also requires that the Company revalue the derivative instruments periodically to compute the value in connection with changes in the underlying stock price and other assumptions, with the change in value recorded as gain or loss on warrant liability marked to fair value.
The Company performed the same calculations as of March 31, 2006 to revalue the derivative instruments. At March 31, 2006 the underlying stock price used in the calculation was $0.11 per share, with all other input assumptions remaining substantially the same. The resulting aggregate value of the derivative instruments as of March 31, 2006 equaled $136,268,000. The change in fair value of $114,659,000 was recorded as gain on warrant liability marked to fair value for the three months ended March 31, 2006 and is primarily due to a decrease in the fair value of the underlying common stock. This gain has no impact on our operations or cash requirements. Further, this gain does not create any tax liability and will not impact our federal or state tax net operating loss carryforwards.
On April 11, 2006, the Company amended its certificate of incorporation to increase the authorized common stock to 3,500,000,000 shares, thereby providing enough common stock to enable the exercise or conversion of all of its derivative securities, subject to the Registration Rights Agreement matters described below.
In conjunction with the 2006 Private Placement, the Company entered into a Registration Rights Agreement with certain investors in the 2006 Private Placement. Pursuant to the terms of the registrations rights agreement, the Company filed a registration statement with the SEC covering the resale of the underlying shares of common stock for the convertible notes and warrants.
The Registration Rights Agreement further provides that if the Company fails to maintain the effectiveness of the registration statement, then, in addition to any other rights the holders may have, the Company will be required to pay each investor an amount (payable in cash or in additional shares as determined by each investor), as liquidated damages, equal to 1% per month of the aggregate amount invested by each investor. The Company is not in default under the Registration Rights Agreement; however, if the Company defaulted under the Registration Rights Agreement it might be required to pay damages in the form of stock – more stock, theoretically, than the Company’s charter authorizes it to issue.
Under a different aspect of EITF No. 00-19, the Company will be required to continue to classify the derivative instruments as a liability until the earlier of their exercise or their expiration date, at which time the warrant liability will be reclassified into stockholders’ equity. Until that time, the warrant liability will be recorded at fair value based on the methodology described above. Changes in fair value during each period will be recorded as gain or loss on warrant liability marked to fair value.
Note 11 – Subsequent Events:
On April 11, 2006, the Company amended its certificate of incorporation to increase the authorized common stock to 3,500,000,000 shares. As of April 11, 2006, the Company has sufficient shares to satisfy its current outstanding commitments for conversion or exercise under all existing derivative instruments.
On April 11, 2006 pursuant to the Note Conversion Commitment Agreement entered into in February 2006, Cheshire converted additional principal of $1,580,000 and $120,000 of accrued interest on the Mortgage Note into 85,000,000 shares of common stock at $0.02 per share. This early conversion will result in accelerated accretion of debt discount, which will be recognized in the second quarter of 2006.

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
On April 20, 2006, Cornell Capital converted additional principal of $220,000 on the Debenture into 11,000,000 shares of common stock at $0.02 per share. This early conversion will result in accelerated accretion of debt discount, which will be recognized in the second quarter of 2006.
On May 1, 2006, the Company made the final payment of principal and all accrued interest on Cornell Capital’s Debenture. In connection with this final payment, the Company requested the release of the pledged shares held in escrow as collateral for the Debenture. The security interest in the Company’s assets previously held by Cheshire, Cornell Capital, Qubit and the 2006 Private Placement note holders is now shared only by Cheshire, Qubit and the 2006 Private Placement note holders. In addition, on May 1, 2006, the Company gave Cornell Capital a 20-day notice of termination of the SEDA.
During April and May 2006, two investors have converted approximately $48,000 of principal plus accrued interest of the 2006 Private Placement secured convertible notes into approximately 2,404,000 shares of common stock at $0.02 per share.
The Company agreed to register for resale the underlying shares of common stock for the convertible notes, the warrants, the placement agent warrants and the STIC warrants. The Company filed a registration statement with the SEC on April 11, 2006.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion contains forward-looking statements concerning our liquidity, capital resources, financial condition, results of operation and timing of anticipated revenues and expenditures. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include those discussed under “Risk Factors,” as well as those discussed elsewhere in this Form 10-Q. The following discussion should be read in conjunction with our financial statements and notes thereto included elsewhere in this Form 10-Q. Except for our ongoing obligation to disclose material information as required by federal securities laws, we undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be indicated in order to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Overview
We are an immuno-pharmaceutical company whose products are in the development stage. We have a critical need to raise cash both in the near term and the medium term. Nonetheless, we believe our products could prove to have substantial value as part of a therapy for patients afflicted with MS or HIV.
Liquidity and Capital Resources
We have had to engage in several financing transactions in 2006 and 2005 (as well as prior years) to obtain enough cash to maintain our operations.
As of March 31, 2006, we had an accumulated deficit of $253,142,000. We have not generated revenues from the commercialization of any product. We expect to continue to incur substantial net losses from operations over the next several years, which would imperil our ability to continue operations. We may not be able to generate sufficient product revenue to become profitable on a sustained basis, or at all, and do not expect to generate significant product revenue before the beginning of 2012, if at all. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. As a result of these and other factors, our independent registered public accountants, Levitz, Zacks & Ciceric, indicated, in their report on the 2005 financial statements, that there is substantial doubt about our ability to continue as a going concern. We believe, in fact, that although we were essentially out of cash at December 31, 2005, our current cash resources, including the Private Placement of $8,000,000 in convertible debt completed in March 2006, are sufficient to fund our planned operations through the third quarter of 2006. We will need to raise additional capital before the third quarter of 2006. In 2005 our common stock was delisted from the Nasdaq SmallCap Market.
Since our inception in 1986, we have financed our activities primarily from public and private sales of equity, funding from collaborations with corporate partners, investment income and the issuance of capital stock, convertible notes and warrants to Cheshire Associates LLC (“Cheshire”) and other entities affiliated with or related to Kevin Kimberlin, who is one of our directors and our principal stockholder, and also to Cornell Capital Partners, LP (“Cornell Capital”).
On February 8, 2006, we entered into a Note Exchange Agreement and a Note Revision Agreement with Cheshire. These agreements pertained to an 8% secured convertible note previously issued by us and held by Cheshire, with a principal balance (before the agreements) of $5,741,000 (the “Mortgage Note”). Under the Note Exchange Agreement, we issued 53,425,204 shares of newly-issued common stock to Cheshire at $0.02 per share in exchange for $1,005,000 of principal and $63,000 of accrued interest on the Mortgage Note.
Under the Note Revision Agreement, the maturity date of the Mortgage Note was extended from May 31, 2007 to January 1, 2009 and in consideration for that extension we reduced the conversion price of the remaining $4,736,000 principal amount of the Mortgage Note to $0.02 per share of common stock. Accrued interest on the Mortgage Note will also be convertible at $0.02 per share of common stock. Before the Note Exchange Agreement, the conversion price of the Mortgage Note had been $0.70 per share. The difference between conversion of $4,736,000 at $0.70 per share and conversion of $4,736,000 at $0.02 per share is 229,997,600 additional shares of common stock.
On February 9, 2006, we entered into and consummated a Securities Purchase Agreement with Qubit Holdings, LLC (“Qubit”), which is owned and managed by independent trustees for the children of Mr. Kimberlin, to lend us $250,000. We issued to Qubit a $250,000 promissory note, secured by substantially all of our assets, bearing interest at 8% per annum, maturing on January 1, 2008, and convertible into our common stock at $0.02 per share, plus 37,500,000 short-term warrants to purchase our common stock at $0.02 per share. Qubit also granted us the right to, until August 8, 2006, put to Qubit another $250,000 secured convertible note of like tenor and another 37,500,000 short-term warrants of like tenor, and to thereupon receive another $250,000 cash.
As of March 31, 2006, we had outstanding approximately $4,498,000 (net of discount of $835,000, plus accrued interest of $347,000) of convertible, related party secured debt, namely the Mortgage Note and the note issued to Qubit.
Cheshire separately agreed in February 2006 to convert a total of another $1,700,000 of principal and accrued interest on the Mortgage Note into 85,000,000 shares of common stock at $0.02 per share, which took place on April 11, 2006, when we amended our certificate of incorporation to increase the authorized common stock to 3,500,000,000 shares.
The Note Exchange and Note Revision transactions resulted in antidilution adjustments under the terms of some of the outstanding derivative securities. Most notably, as a result of “ratchet” antidilution provisions in the Debenture and common stock warrants held by Cornell Capital, the conversion price and exercise price of those securities were reduced to $0.02 per share. As a result the $500,000 outstanding principal balance of the Debenture, which had previously been convertible into 791,765 shares of common stock (at $0.6315 per share), became convertible into 25,000,000 shares of common stock; and the warrants, which had previously been exercisable for 500,000 shares of common stock (at $0.924 per share), became exercisable for 23,100,000 shares of common stock. As of March 31, 2006 following a partial conversion of the Debenture and a partial exercise of the warrant, the $368,000 outstanding principal balance of the Debenture was convertible into 18,416,500 shares of common stock, and the warrant was exercisable for 22,600,000 shares of common stock. In April and May 2006, Cornell Capital converted $220,000 of the Debenture into 11,000,000 shares of common stock and we paid off the remainder of the Debenture.
Our 2006 Private Placement of secured convertible notes and warrants to accredited investors, which began on February 10, 2006 and successfully raised gross proceeds of $8,000,000, had its final closing on March 7, 2006. In the 2006 Private Placement, pursuant to subscription agreements, we issued notes with an aggregate principal amount of $8,000,000, convertible into an aggregate of 400,000,000 shares of common stock at $0.02 per share. The notes mature on January 1, 2008, bear interest at 8% per annum, and share (with Cheshire and Qubit, for their previously secured notes), a first-priority security interest in substantially all of our assets. A designated $6,000,000 of the 2006 Private Placement notes sold (other than to our directors) are further supported by a recourse interest limited to the value of the proceeds of certain shares of private-company preferred stock owned by Spencer Trask Intellectual Capital Company LLC (“STIC”), an affiliate of Kevin Kimberlin. We agreed to issue warrants in consideration for such support. In addition, we issued to all of the note holders a total of 1,200,000,000 warrants to purchase our common stock at $0.02 per share. These warrants will expire in two tranches, with the last tranche expiring 160 days after a registration statement, with regard to the common shares underlying them, is declared effective by the SEC.
By virtue of all the transactions described above, nine outstanding warrants owned by Cheshire, which by their terms had been exercisable for an aggregate of 9,947,335 shares of common stock at a blended price of $1.05 per share, became exercisable instead for an aggregate of 107,896,395 shares of common stock at a blended price of $0.096 per share as of March 31, 2006, via the operation of the warrants’ weighted-average antidilution adjustment provisions.
We could raise an additional $21,600,000 (net of commissions) if all the warrants issued in our 2006 Private Placement are exercised for cash. It is, in fact, absolutely essential for us that most or all of these warrants be exercised in 2006. However, there can be no assurances that all or any portion of the warrants will be exercised by the initial purchasers or by any subsequent holders.
As we use our current cash balances, we continue to look for alternative sources of funding beyond the 2006 Private Placement warrants which, even if available, may be on terms substantially less favorable. If we are unable to raise adequate capital, we may be required to delay, or reduce the scope of, our research or development of NeuroVaxTM, IR103 and Remune®, or take other measures to cut costs, which would have a material adverse effect on us and in any event would ultimately probably not enable us to continue as a going concern.
We will need to raise very substantial additional funds over several years to conduct research and development, preclinical studies and clinical trials necessary to bring potential products to market and to establish manufacturing and marketing capabilities. We anticipate that for the foreseeable future, the scale-up of the manufacturing process for NeuroVaxTM, IR103 and Remune® and the cost of producing clinical supplies for ongoing and future NeuroVaxTM, IR103 and Remune® studies will continue to represent a significant portion of our overall expenditures. Overall, future NeuroVaxTM, IR103 and Remune® research and development expenditures are expected to increase from current levels in the event additional financing is obtained. Future spending for research and development may further increase if we enter into additional collaborations, but there can be no assurance that we will enter into any such collaborations. We anticipate additional capital improvements of approximately $2,000,000 to scale-up and improve the manufacturing process for IR103 and Remune® through 2008. Other anticipated costs with respect to NeuroVaxTM, IR103 and Remune®, including investment in inventory, will depend on many factors including the need for additional clinical trials and other factors, which will influence our determination of the appropriate continued investment of our financial resources in these programs.
Other capital requirement factors include continued scientific progress in our research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, the costs involved in paying any settlements or judgments in class actions, competing technological and market developments, the cost of manufacturing scale-up and inventories, effective commercialization activities and arrangements and other factors not within our control. We intend to seek additional funding through additional research and development agreements with suitable corporate collaborators and through public or private financing, if available. However, we cannot provide assurance that such collaboration arrangements or any public or private financing will be available on acceptable terms, if at all. If we raise funds through future equity arrangements, significant further dilution to stockholders might result. Our 2006 Private Placement diluted the interest of our prior stockholders to an extreme degree.
Results of Operations
Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005.
As a result of the transactions described above in “Liquidity and Capital Resources,” we were in a position where we did not have enough authorized but unissued common stock to enable exercise of the derivative free-standing securities issued in such transactions, nor of certain previously-issued derivative securities. Pursuant to Emerging Issues Task Force (“EITF”) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” we recorded a liability for the insufficient number of underlying common shares committed for all free-standing derivative instruments at the date of each such event and marked each liability to market as of March 31, 2006. This liability of $250,927,000 was recorded as an offset against equity during the first quarter of 2006. We recognized a gain of $114,659,000 as a result of the fair value adjustment of the warrant liability at March 31, 2006 to $136,268,000. This gain is an artifice of GAAP accounting and has nothing to do with our operations or cash requirements. On April 11, 2006, we amended our certificate of incorporation to increase the authorized common stock to 3,500,000,000 shares, thereby providing enough common stock to enable the exercise or conversion of all of our current derivative securities.
In determining the EITF No. 00-19 liability adjustment, we used an estimate of fair value for the warrants issued as part of the 2006 Private Placement. One component of this estimate is the fair market value of our common stock. There were multiple closings of the 2006 Private Placement. On the day of the final closing, March 7, 2006, our stock price closed at $0.24, but this was prior to the announcement of the 2006 Private Placement and its terms. The two-day average closing price following the announcement was $0.13. We believe that $0.13 is a more accurate reflection of the fair value of our stock on March 7, 2006 and we initially used this figure in estimating the initial liability that was marked to market; however, based on a recent clarification of GAAP, we should have used the $0.24 value. Accordingly, we restated our first quarter financial statements to increase the EITF No. 00-19 gain on warrant liability marked to fair value from $12,300,000 to $114,659,000. This gain has no impact on our operations or cash requirements. Further, this gain does not create any tax liability and will not impact our federal or state tax net operating loss carry forwards.
In conjunction with the 2006 Private Placement, we entered into a Registration Rights Agreement with certain investors of the 2006 Private Placement. Pursuant to the terms of the registrations rights agreement, we filed a registration statement with the SEC covering the resale of the underlying shares of common stock for the convertible notes and warrants. The registration statement was declared effective on June 13, 2006.
The Registration Rights Agreement further provides that if we fail to maintain the effectiveness of the registration statement, then, in addition to any other rights the holders may have, we will be required to pay each investor an amount (payable in cash or in additional shares as determined by each investor), as liquidated damages, equal to 1% per month of the aggregate amount invested by each investor. We are not in default under the Registration Rights Agreement, however, if we fail to maintain an effective registration statement, we might be required to pay damages in the form of stock – more stock, theoretically, than our charter authorizes us to issue.

Under a different aspect of EITF No. 00-19, we will be required to continue to classify the derivative instruments as a liability until the earlier of their exercise or their expiration date, at which time the warrant liability will be reclassified into stockholders’ equity. Until that time, the warrant liability will be recorded at fair value based on the Black-Scholes methodology described above. Changes in fair value during each period will be recorded as gain or loss on warrant liability marked to fair value.
We recorded revenues for the three months ended March 31, 2006 of $11,000 as compared to $11,000 for the corresponding period in 2005. We have not received any revenues from the sale of products and do not expect to derive revenue from the sale of any products earlier than the beginning of 2012, if at all.
Our research and development expenditures for the three months ended March 31, 2006 were $2,714,000 as compared to $2,903,000 for the corresponding period in 2005. The decrease in research and development expenses during the first quarter of 2006 is attributable to decreased clinical development activity and manufacturing scale-up activities for Remune® and IR103 as compared to the corresponding period in 2005.
General and administrative expenses for the three months ended March 31, 2006 were $1,078,000 as compared to $741,000 for the corresponding period in 2005. These figures include $267,000 and ($101,000) of non-cash expense/(benefit) related to the share-based accounting for employee and consultant stock options for the three months ended March 31, 2006 and 2005, respectively. Other than the period to period fluctuations in share-based accounting, general and administrative expenses are relatively comparable year-to-year and reflect our ongoing cost containment efforts, which include lower insurance and legal costs, offset slightly by increased consulting fees for the three months ended March 31 in both years.
Interest expense increased to $1,230,000 for the three months ended March 31, 2006 as compared to $749,000 for the corresponding period in 2005. The increase during the first three months of 2006 is attributable to issuing the Debenture for $1,000,000 to Cornell Capital in August 2005 at a 12% interest rate, accelerated accretion on debt discount for an early partial conversion by Cornell Capital, and approximately $326,000 related to the issuance of warrants to STIC for its limited recourse interest support. These increases were offset by a partial conversion by Cheshire of $1,005,000 of principal of the 8% Mortgage Note in February 2006.
The Note Exchange and Note Revision transactions resulted in a non-cash charge to operations in the first quarter of 2006 for $14,095,000 representing beneficial inducement cost.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying financial statements and related footnotes. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.
Insufficient Number of Underlying Common Shares
In applying EITF No. 00-19 to establish the liability for insufficient number of underlying common shares committed for free-standing derivative instruments, and for calculating the first quarter 2006 gain based on the “mark to market” fair value adjustment of the warrant liability at March 31, 2006, it was necessary to determine the fair value of our common stock. On March 7, 2006, the day on which we issued convertible notes and warrants overlying 1,680,000,000 common shares, the market closing price was $0.24, but we believe the market did not possess the information that we were engaged in the extremely dilutive 2006 Private Placement. We believe that, if the market had possessed such information on that day, trading would have conformed to a value of $0.13 per share based on the two-day average closing price following the announcement. Nonetheless, we are acceding to a recent clarification of GAAP to the effect that we should use the $0.24 value. For a quantitative comparison of the difference in fair values see “Results of Operations” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Share-Based Compensation
In December 2004, the FASB issued FAS No. 123R, “Share-Based Payment.” This statement is a revision to FAS No. 123, “Accounting for Stock-Based Compensation,” and it supersedes APB Opinion No. 25, “Accounting for Stock Issued to

Employees.” Generally the approach in FAS No. 123R is similar to the approach described in FAS No. 123. However, FAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. We adopted FAS No. 123R on January 1, 2006.
Previously, we measured stock-based employee compensation using the intrinsic value method of accounting in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Because we established the exercise price based on the fair market value of our common stock at the date of grant, the options had no intrinsic value upon grant, and therefore generally no expense was recorded. Equity instruments issued to non-employees for goods or services were and are accounted for at fair value and are marked to market until service is complete or a performance commitment date is reached.
Intangibles and Other Long-Lived Assets
We believe that patents and other proprietary rights are important to our business. Licensed technology is recorded at cost and is amortized over its estimated useful life. In December 1999, we acquired licenses to certain patent technology, which are being amortized over seven years. Changes in our estimates of useful lives may have a material effect on our financial statements.
We evaluate potential impairment of long-lived assets in accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” FAS No. 144 requires that certain long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable based on expected undiscounted cash flows that result from the use and eventual disposition of the asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.
Item 3. Quantitative and Qualitative Disclosures about Market Risk
We invest our excess cash primarily in U.S. government securities and money market accounts. These instruments have maturities of three months or less when acquired. We do not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions. Furthermore, our debt is at fixed rates. Accordingly, we believe that, while the instruments we hold are subject to changes in the financial standing of the issuer of such securities, we are not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments.
Item 4. Controls and Procedures
Dr. Joseph F. O’Neill, our principal executive officer, and Michael K. Green, our principal financial officer, after evaluating the effectiveness of our disclosure controls and procedures (as defined in Securities Exchange Act Rule 13a-15(e)) have concluded that, as of March 31, 2006, our disclosure controls and procedures are effective.

PART II – OTHER INFORMATION
Item 1. Legal Proceedings
No further disclosure required.
Item 1A. Risk Factors
Our future operating results are subject to a number of factors, including:
We need more cash immediately, and also on an ongoing basis.
We have never generated any revenue from product sales. As of March 31, 2006, we had an accumulated deficit of approximately $253,142,000 and cash and cash equivalents of only $4,895,000. Although we raised additional working capital in February and March 2006 in private offerings (“2006 Private Placement”), the amounts raised are only expected to provide us with additional liquidity through the third quarter of 2006. Because we do not anticipate generating any revenue from our products until at least the beginning of 2012, if at all, we will continue to have negative cash flow.
We need to raise substantial additional capital to fund our operations and repay our loan obligations. We will need to raise substantial funds to continue our operations and to conduct research and development, preclinical studies and clinical trials necessary to bring our potential products to market and to establish manufacturing and marketing capabilities. We will continue to have limited cash resources. There can be no assurance that we will be successful in consummating any financing transaction or, if consummated, that the terms and conditions will not be unfavorable to us. It is absolutely essential for us that, as a first step, most or all of the 1,200,000,000 2006 Private Placement warrants be exercised in 2006. However, there can be no assurance that we will receive any additional proceeds via the exercise of the warrants that we issued in our 2006 Private Placement.
Under our new strategic plan, we intend to focus our ongoing development efforts on NeuroVaxTM and IR103. The timing and amount of our future capital requirements will depend on many factors, including (but not limited to):
•	the timing of approval to begin new clinical trials;

•	our ability to raise additional funding and the amounts raised, if any;

•	the time and cost involved in obtaining regulatory approvals;

•	continued scientific progress in our research and development programs;

•	the scope and results of preclinical studies and clinical trials;

•	the cost of manufacturing scale-up;

•	the costs involved in filing, prosecuting and enforcing patent claims;

•	competing technological and market developments;

•	effective commercialization activities and arrangements;

•	the costs of defending against and settling lawsuits; and/or

•	other factors not within our control or known to us.

Our access to capital could be limited if we do not progress in:
•	obtaining regulatory approvals;

•	our research and development programs;

•	our preclinical and clinical trials; and/or

•	scaling up manufacturing.
Our access to capital also could be limited by:
•	overall financial market conditions;

•	the security interest in substantially all of our assets in respect of an aggregate principal amount of $11,358,000;

•	Potential dilution which would occur upon the exercise or conversion of outstanding derivative securities which overlie 2,269,172,000 shares of our common stock.
Our independent registered public accountants have expressed substantial doubt as to our ability to continue as a going concern.
As of March 31, 2006, we had an accumulated deficit of $253,142,000. We have not generated revenues from the commercialization of any product. We expect to continue to incur substantial net operating losses over the next several years, which would imperil our ability to continue operations. We may not be able to generate sufficient product revenue to become profitable on a sustained basis, or at all, and do not expect to generate significant product revenue before the beginning of 2012, if at all. We have operating and liquidity concerns due to our significant net losses from operations and negative cash flows from operations. As a result of these and other factors, our independent registered public accountants, Levitz, Zacks & Ciceric, indicated, in their report on our 2005 financial statements, that there is substantial doubt about our ability to continue as a going concern.
Our existing stockholders could be diluted by well over 90% as a result of our 2006 Private Placement and may suffer additional dilution in connection with future financings.
As part of our 2006 Private Placement, we offered and sold 80 units in a private securities offering, each unit comprising a $100,000 principal amount 8% Senior Secured Convertible Promissory Note, due January 1, 2008, and a warrant to purchase up to 15,000,000 shares of common stock at a price of $0.02 per share. The principal plus accrued interest on the notes may be converted into common stock at a conversion price equal to $0.02 per share. If these notes and warrants are converted and exercised in full, we would be required to issue more than 1,600,000,000 shares of common stock. Additionally, our placement agent for this offering, which is an affiliate of Kevin Kimberlin, a director and our largest stockholder, will receive up to an additional 320,000,000 shares of common stock at a price of $0.02 per share, depending upon how many of the investor warrants are exercised.
Moreover, in anticipation of our 2006 Private Placement we also issued 53,425,204 shares of common stock and issued other derivative securities convertible or exercisable for 50,000,000 shares of common stock, all at $0.02. Moreover, the 2006 Private Placement and related transactions resulted in outstanding derivative securities held by Cornell Capital becoming convertible or exercisable (at $0.02 per share) for 46,808,000 more shares than previously, and resulted in outstanding convertible notes held by an affiliate of Mr. Kimberlin becoming convertible (at $0.02 per share) for 229,998,000 more shares of common stock than previously, and resulted in warrants held by an affiliate of Mr. Kimberlin becoming exercisable (at a range of $0.07 to $0.31 per share) for 97,949,000 more shares of common stock than previously.
As a result of the 2006 Private Placement, our existing stockholders will, after the conversion and exercise of the notes and warrants, hold only a tiny fraction of the equity interest they currently hold in the Company. On March 31, 2006 we had 155,705,156 outstanding shares of common stock.
Moreover, even as we were selling or committing these huge numbers of shares for $0.02 per share, our public market trading price was above $0.02 per share.

In order to provide adequate capital stock to allow for the full conversion and exercise of these notes and warrants, we sought and received stockholder approval for an increase in the authorized common stock to a total of 3,500,000,000 shares, and amended our certificate of incorporation to implement this increase on April 11, 2006.
Although our management recognizes the need to secure additional financing, there can be no assurance that we will be successful in consummating any financing transaction or, if consummated, that the terms and conditions of the financing will not be unfavorable to us. Any other future near-term financings will almost certainly involve substantial further dilution of outstanding equity. Any subsequent offerings may also require the creation or issuance of a class or series of stock that by its terms ranks senior to the common stock with respect to rights relating to dividends, voting and/or liquidation.
Our stock has been delisted from Nasdaq and is subject to penny stock rules, which may make it more difficult for us to raise capital and for you to sell your securities.
In November 2005, our stock and Class B warrants were delisted from the Nasdaq Stock Market (“Nasdaq”) due to our failure to satisfy the Nasdaq continued listing criteria. As a result, our stock is currently quoted on the Over-the-Counter Bulletin Board quotation service (“OTC”). Securities traded on the OTC generally suffer from lower liquidity and greater price volatility. Additionally, because our stock price is currently considered a “penny stock” under regulations of the Securities and Exchange Commission, broker-dealers who buy and sell our securities are subject to rules that impose additional sales practice requirements. These additional burdens imposed upon broker-dealers could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and warrants and your ability to sell our securities in the secondary market. Being delisted also hurts our ability to raise additional financing, in part because many investors are unwilling to take large positions in stocks which do not trade on Nasdaq or a major stock exchange.
Our failure to successfully develop our product candidates may cause us to cease operations.
We have not completed the development of any products. We are dependent upon our ability to successfully develop our product candidates and our failure to do so may cause us to cease operations.
In May 1999 we discontinued a Phase III clinical endpoint trial of Remune® because differences in clinical endpoints were not observed between treatment groups and extending the trial would have been unlikely to provide sufficient additional clinical endpoints. The discontinuation of the Phase III trial has had a material adverse effect on us. Beginning in 2006, we have chosen to focus our development efforts on our second-generation HIV therapy, IR103, and NeuroVaxTM. We cannot assure you that either of these drug candidates will succeed in clinical trials or that we, or our corporate collaborators, if any, will ever obtain any regulatory approvals for these drug candidates.
The results of our pre-clinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial financial and other resources to conduct time-consuming research, preclinical studies and clinical trials will be required if we are to develop any products. Delays in planned patient enrollment in clinical trials may result in increased costs, program delays or both. None of our potential products may prove to be safe or effective in clinical trials. Approval by the U.S. FDA, or other regulatory approvals, including export license permissions, may not be obtained and even if successfully developed and approved, our products may not achieve market acceptance. Any products resulting from our programs may not be successfully developed or commercially available until 2012 or later, if at all.
Moreover, unacceptable toxicity or side effects could occur at any time in the course of human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. Although preliminary research and clinical evidence have shown our product candidates to be safe, the appearance of any unacceptable toxicity or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.
The lengthy product approval process and uncertainty of government regulatory requirements may delay or prevent us from commercializing products. We must work to re-establish our credibility with the FDA.
Clinical testing, manufacture, promotion, export and sale of our products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and numerous foreign regulatory agencies worldwide. This regulation may delay or prevent us from commercializing products. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, seizure or recall of products, total or partial suspension of product manufacturing and marketing, failure of the government to grant pre-market approval, withdrawal of marketing approvals and criminal prosecution.
The regulatory process for new therapeutic drug products, including the required preclinical studies and clinical testing, is lengthy and expensive. We may not receive necessary international regulatory or FDA clearances for our drug candidates in a timely manner, or at all. The length of the clinical trial process and the number of patients regulatory agencies will require to be enrolled in the clinical trials in order to establish the safety and efficacy of our products is uncertain.
Even if late-stage clinical trials for our drug candidates are initiated and successfully completed, the FDA and numerous foreign regulatory agencies may not approve these candidates for commercial sale. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals. Regulatory requirements are evolving and uncertain. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products. We may not be able to obtain the necessary approvals for clinical trials, manufacturing or marketing of any of our products under development. Even if commercial regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed.
In addition, a marketed product is subject to continual regulatory review. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.
Among the other requirements for regulatory approval is the requirement that prospective manufacturers conform to the FDA’s Good Manufacturing Practices, or GMP, requirements. In complying with the FDA’s GMP requirements, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to assure that products meet applicable specifications and other requirements. Failure to comply and maintain compliance with the FDA’s GMP requirements subjects manufacturers to possible FDA regulatory action and as a result may have a material adverse effect on us. We, or our contract manufacturers, if any, may not be able to maintain compliance with the FDA’s GMP requirements on a continuing basis. Failure to maintain compliance could have a material adverse effect on us.
The FDA has not designated expanded access protocols for our drug candidates as “treatment” protocols. The FDA may not determine that any of our drug candidates meet all of the FDA’s criteria for use of an investigational drug for treatment use. Even if one of our candidates is allowed for treatment use, third party payers may not provide reimbursement for the costs of treatment. The FDA also may not consider our product candidates under development to be appropriate candidates for accelerated approval, expedited review or “fast track” designation.
The timing and substance of most FDA decisions are, as a practical matter, discretionary. We believe that there may be significant doubts in the minds of some persons at the FDA regarding our corporate credibility and the viability of our HIV product candidates. Our efforts to re-establish our credibility may not succeed; if we are unsuccessful in our efforts, the FDA approvals that are indispensable if we are to survive and succeed, may be delayed or denied despite any merit our applications may have.
Marketing any drug products outside of the United States will subject us to numerous and varying foreign regulatory requirements governing the design and conduct of human clinical trials and marketing approval. Additionally, our ability to export drug candidates outside the United States on a commercial basis is subject to the receipt from the FDA of export permission, which may not be available on a timely basis, if at all. Approval procedures vary among countries and can involve additional testing, and the time required to obtain approval may be even longer than that required to obtain FDA approval. Foreign regulatory approval processes include all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country.
Before we will be permitted to export either of our drug candidates to foreign countries for clinical use in those countries, we need to meet a number of regulatory requirements. One of those requirements is that we must ensure that we can manufacture the candidate at our United States manufacturing facility in a manner that is in “substantial compliance” with current United States GMP requirements. We must provide the FDA with “credible scientific evidence” that the candidate would be safe and effective under the conditions of proposed use in foreign countries. There can be no assurance, however, that we will successfully meet any or all of these requirements for the export of our drug candidates, and if we are unable to successfully meet all regulatory requirements, we will not be permitted by the FDA to export our candidates to foreign countries for clinical use, even if the foreign governments were to approve such use.

Our patents and proprietary technology may not be enforceable and the patents and proprietary technology of others may prevent us from commercializing products. Some of our patents expire fairly soon.
We have a portfolio of 173 patents worldwide. Although we believe these patents to be protected and enforceable, the failure to obtain meaningful patent protection for our potential products and processes would greatly diminish the value of our potential products and processes.
In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents, which contain claims applicable to our products. Patents we are not aware of may adversely affect our ability to develop and commercialize products. Also, our patents related to HIV therapy have expiration dates that range from 2010 to 2017 and our patents related to autoimmune diseases have expiration dates that range from 2010 to 2019. The limited duration of our patents could diminish the value of our potential products and processes, particularly since we do not expect to generate any revenue from our products sooner than the beginning of 2012, if at all.
The patent positions of biotechnology and pharmaceutical companies are often highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. We also rely upon non-patented trade secrets and know how, and others may independently develop substantially equivalent trade secrets or know how. We also rely on protecting our proprietary technology in part through confidentiality agreements with our current and former corporate collaborators, employees, consultants and some contractors. These agreements may be breached, and we may not have adequate remedies for any breaches. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. Litigation may be necessary to defend against claims of infringement, to enforce our patents and/or to protect trade secrets. Litigation could result in substantial costs and diversion of management efforts regardless of the results of the litigation. An adverse result in litigation could subject us to significant liabilities to third parties, require disputed rights to be licensed or require us to cease using proprietary technologies.
Our products and processes may infringe, or be found to infringe, on patents not owned or controlled by us. If relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in the patents, or be required to obtain licenses or redesign our products or processes to avoid infringement.
Technological change and competition may render our potential products obsolete.
The pharmaceutical and biotechnology industries continue to undergo rapid change, and competition is intense and we expect it to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any that we are developing or that would render our technology and products obsolete or noncompetitive. Many of our competitors have substantially greater experience, financial and technical resources and production and development capabilities than we. Accordingly, some of our competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than we, or develop or acquire technologies and products that are more effective and/or affordable than any that we are developing. In addition, IR103 is not suggested as a possible cure for HIV/AIDS, but merely as a means to delay its progression before other therapies are begun. If a true cure or preventive vaccine for HIV/AIDS were found, IR103 would be of lesser value.
Our lack of commercial manufacturing and marketing experience and our dependence on third parties for manufacturing may prevent us from successfully commercializing products.
We have not manufactured any of our products in commercial quantities. We may not successfully make the transition from manufacturing clinical trial quantities to commercial production quantities or be able to arrange for contract manufacturing and this could prevent us from commercializing products or limit our profitability from our products. Even if our product candidates are successfully developed and receive FDA approval, we have not demonstrated the capability to manufacture a product in commercial quantities. We rely on a third party for the final inactivation step of the IR103 manufacturing process. If the existing manufacturing operations prove inadequate, there can be no assurance that any arrangement with a third party can be established on a timely basis or that we can establish other manufacturing capacity on a timely basis.
We have no experience in the sales, marketing and distribution of pharmaceutical or biotechnology products. Thus, our products may not be successfully commercialized even if they are developed and approved for commercialization and even if we can manufacture them. In addition, our competitors will have significantly greater marketing resources and power than we will.

The manufacturing process of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA. Moreover, our products can be manufactured only in a facility that has undergone a satisfactory inspection and certification by the FDA. For these reasons, we would not be able to quickly replace our manufacturing capacity if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if our manufacturing facilities are deemed not in compliance with the GMP requirements, and the non-compliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would prevent us from successfully commercializing our products.
We may enter into arrangements with contract manufacturing companies to expand our own production capacity in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services, we may encounter costs, delays and /or other difficulties in producing, packaging and distributing our clinical trials and finished product. Further, contract manufacturers must also operate in compliance with the GMP requirements; failure to do so could result in, among other things, the disruption of our product supplies. Our potential dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis.
We may be unable to enter into additional collaborations.
Our current development strategy is to seek collaborative arrangements with larger pharmaceutical companies for the clinical development and commercialization of our product candidates. If we are able to enter into such arrangements, we expect that a large portion of the ongoing development costs for our drug candidates would be funded by our collaborative partners. However, we may be unable to negotiate collaborative arrangements on favorable terms, or at all, and our current or future collaborative arrangements may not be successful or continue. If we are unable to enter into favorable collaborative arrangements, we expect that our future capital requirements would increase and we may be required to delay or curtail development efforts for one or both of our drug candidates.
Adverse determinations and pressures concerning product pricing, reimbursement and related matters could prevent us from successfully commercializing any of our product candidates.
Our ability to earn revenue on any of our products will depend in part on the extent to which patient reimbursement for the costs of the products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations and other organizations. Failure of patients to obtain appropriate cost reimbursement may prevent us from successfully commercializing any of our other products. Third-party payers are increasingly challenging the prices of medical products and services. If purchasers or users of any of our other products are not able to obtain adequate reimbursement for the cost of using the products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products and whether adequate third party coverage will be available. In addition, many HIV patients live in poor countries, which may be unable to afford to pay substantial sums for their citizens’ HIV therapies. Political pressure exists to seek to require manufacturers of HIV therapies to supply them at below-market prices to poor persons and/or poor countries, and this pressure may increase in the future.
Our success in the HIV field may depend upon the acceptance of IR103 by the medical and HIV-activist communities.
Our ability to market and commercialize IR103 would depend in part on the acceptance and utilization of IR103 by the medical and HIV-activist communities. Physician inertia may be a problem for us as it is for many emerging medical products companies. We will need to develop commercialization initiatives designed to increase awareness about us and IR103 among targeted audiences, including public health and AIDS activists and community-based outreach groups in addition to the investment community. Currently, we have not developed any commercialization initiatives.
Kevin Kimberlin, a member of our Board of Directors, beneficially owns approximately 60.2% of our outstanding common stock and has the rights to acquire approximately 324,374,000 additional shares of our common stock, which could theoretically result in ownership of up to approximately 82.5% of our outstanding shares and could allow him to control or influence stockholder votes.
Kevin B. Kimberlin, a member of our Board of Directors, together with his affiliates and/or related parties, currently owns of record approximately 60.2% of our outstanding shares of common stock. He and they also have the right to acquire, through the conversion of indebtedness and the exercise of options and warrants beneficially owned by them, approximately 324,374,000 additional shares. If his/their indebtedness, options and warrants (but not those of anyone else) were to be converted and exercised in full, Mr. Kimberlin and his affiliates would own approximately 82.5% of our outstanding shares of common stock on a post-conversion/exercise basis. Although if, in connection therewith or earlier, all of our other $0.02 derivative securities were also converted or exercised in full, Mr. Kimberlin and his affiliates would only own approximately 21.7% of our common stock with his full conversion and exercise.
As a result of ownership of our common stock and the ability to acquire additional shares, Mr. Kimberlin and his affiliates and/or related persons have the ability to influence, and possibly control, substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. If your interests as a stockholder are different from his interests, you may not agree with his decisions and you might be adversely affected thereby.
Mr. Kimberlin is also a secured creditor.
As collateral for the Mortgage and Qubit Notes, which have principal amounts of $3,155,000 and $250,000 and mature on January 1, 2009 and January 1, 2008, respectively, parties affiliated with and/or associated with Kevin Kimberlin have a perfected security interest (shared with the 2006 Private Placement note holders) in our intellectual property and other assets. Pursuant to the security agreement, we must comply with covenants with respect to these assets. The security interests and covenants could impair our ability to enter into collaborative and licensing arrangements.
We have significant indebtedness that will mature before our operations can repay it.
After our 2006 Private Placement and final satisfaction of the Cornell Capital Debenture in May 2006, we have $8,250,000 of secured debt due on January 1, 2008 and $3,155,000 of secured debt due on January 1, 2009. We will not have any product revenues before those dates. There can no assurance that we can pay, refinance or extend this debt.
Legal proceedings could require us to pay substantial amounts of money and impair our operations.
Between July 2001 and 2003, several complaints were filed in the United States District Court for the Southern District of California seeking an unspecified amount of damages on behalf of an alleged class of persons, who purchased shares of our Common Stock at various times between May 17, 1999 and July 6, 2001. The complaints have been consolidated into a single action under the name In re Immune Response Securities Litigation by order of the Court, and a consolidated, amended complaint was filed in July 2003. The consolidated, amended complaint names us and certain of our former officers as defendants, as well as Agouron Pharmaceuticals, Inc. and one of its officers. The consolidated, amended complaint alleges that we, Agouron and/or such officers violated federal securities laws by misrepresenting and failing to disclose certain information about the results of clinical trials of Remune®. On October 31, 2003 the defendants filed motions to dismiss the consolidated, amended complaint. The court denied these motions on June 7, 2005.
On July 5, 2005, a shareholder derivative complaint was filed in the Superior Court of the State of California in the County of San Diego against certain of our current and former officers and directors, seeking an unspecified amount of damages. We are also named as a nominal defendant in the complaint, which alleges, among other things, that such officers and directors breached their fiduciary duties by causing the misrepresentation of our financial results and failing to correct our publicly reported financial results and guidance, and engaged in certain improper acts including abuse of control, gross mismanagement and waste of corporate assets from May 1999 to the present.
Although we intend to vigorously defend the actions if they cannot be settled, we cannot now predict or determine the outcome or resolution of these proceedings, or to estimate the amounts of, or potential range of, loss with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The range of possible resolutions of these proceedings could include judgments against us or our former officers or settlements that could require substantial payments by us, which could have a material adverse impact on our financial position, results of operations and cash flows. These proceedings also might require substantial attention of our management team and therefore, regardless of whether we win or lose the litigation, divert their time and attention from our business and operations.

Our reporting of profits may confuse investors and result in lawsuits against us.
Due to EITF No. 00-19, we reported a large net income in the first quarter of 2006 and may report similar phantom net income in future quarters. If investors fail to understand that this net income is an artifice which does not reflect our unprofitable operations, our stock price might rise temporarily and then fall again. This scenario might then lead disappointed investors to sue us on a variety of possible legal theories.
We have hired a new CEO.
On October 31, 2005, we hired Joseph F. O’Neill as Chief Executive Officer and President. Executive leadership transition periods are often difficult, due to learning curve issues, cultural differences and friction caused by changes in strategy and style. In addition, Dr. O’Neill has no experience as an executive of a for-profit corporation.
Hazardous materials and environmental matters could expose us to significant costs.
We may be required to incur significant costs to comply with current or future environmental laws and regulations. Although we do not currently manufacture commercial quantities of our product candidates, we produce limited quantities of these products for our clinical trials. Our research and development and manufacturing processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of an incident, we could be held liable for any damages that result, and any liability could exceed our resources. Current or future environmental laws or regulations may have a material adverse effect on our operations, business and assets.
Product liability exposure may expose us to significant liability.
We face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure. We may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we avoid liability exposure, significant costs could be incurred that could hurt our financial performance and condition.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds
No further disclosure required.
Item 3. Defaults Upon Senior Securities
None
Item 4. Submission of Matters to a Vote of Security Holders
None
Item 5. Other Information
None

Item 6. Exhibits

Exhibit
Number	Description of Document

10.188 (1)	Note Exchange Agreement dated February 8, 2006 between us and Cheshire Associates, LLC.

10.189 (1)	Note Revision Agreement dated February 8, 2006 between us and Cheshire Associates, LLC.

10.190 (1)	Security Purchase Agreement dated February 9, 2006 between us and Qubit Holdings, LLC.

10.191 (1)	8% Senior Secured Convertible Promissory Note dated February 9, 2006 issued to Qubit Holdings, LLC.

10.192 (1)	Warrant Agreement dated February 9, 2006 by and between us and Qubit Holdings, LLC.

10.193 (1)	Security Agreement dated February 9, 2006 by and between us and Qubit Holdings, LLC.

10.193.1 (1)	Amendment No. 1 to Security Agreement dated as of March 7, 2006 by and between us and Qubit Holdings, LLC.

10.194 (1)	Intercreditor Agreement dated February 9, 2006 by and among us, Cheshire Associates, LLC, Cornell Capital Partners, L.P., and Hudson Asset Partners, LLC.

10.194.1 (1)	Amendment No. 1 to Intercreditor Agreement dated as of March 7, 2006 by and among us, Cheshire Associates, LLC, Cornell Capital Partners, L.P., and Hudson Asset Partners, LLC.

10.195 (1)	Placement Agency Agreement dated February 9, 2006 between us and Spencer Trask Ventures, Inc.

10.196 (1)	Warrant Agreement dated February 9, 2006 by and between us and Spencer Trask Intellectual Capital Company, LLC.

10.196.1 (1)	Amendment No. 1 to Warrant Agreement dated February 28, 2006 by and between us and Spencer Trask Intellectual Capital Company, LLC.

10.197 (1)	Registration Rights Agreement dated February 22, 2006 by and among us, Spencer Trask Ventures, Inc. and certain accredited investors purchasing 8% senior secured convertible promissory notes and warrants to purchase shares of common stock.

10.197.1 (1)	Amendment No. 1 to Registration Rights Agreement dated as of March 7, 2006 by and among us, Spencer Trask Ventures, Inc. and certain accredited investors purchasing 8% senior secured convertible promissory notes and warrants to purchase shares of common stock.

10.198 (1)	Limited Recourse Interest Inducement Agreement dated February 9, 2006 by and between us and Spencer Trask Intellectual Capital Company, LLC.

10.198.1 (1)	Amendment No. 1 to Limited Recourse Interest Inducement Agreement dated as of March 7, 2006 by and between us and Spencer Trask Intellectual Capital Company, LLC.

10.199 (1)	Note Conversion Commitment Agreement dated February 15, 2006 between us and Cheshire Associates, LLC.

10.200 (1)	Warrant Agreement dated February 22, 2006 by and between us and Spencer Trask Ventures, Inc.

10.200.1 (1)	Amendment No. 1 to Warrant Agreement dated as of March 7, 2006 by and between us and Spencer Trask Ventures, Inc.

10.201 (1)	Additional Warrant Agreement dated February 22, 2006 by and between us and Spencer Trask Ventures, Inc.

Exhibit
Number	Description of Document

10.201.1 (1)	Amendment No. 1 to Additional Warrant Agreement dated February 27, 2006 by and between us and Spencer Trask Ventures, Inc.

10.202 (1)	Right of First Refusal Agreement dated February 22, 2006 by and between Spencer Trask Ventures, Inc.

10.203 (1)	Form of 8% Senior Secured Convertible Promissory Note limited in aggregate principal amount to Five Million ($5,000,000) Dollars.

10.204 (1)	Form of 8% Senior Secured Convertible Promissory Note limited in aggregate principal amount to Eight Million ($8,000,000) Dollars.

10.205 (1)	Form of Stock Purchase Warrant.

31.1	Certification of the Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(a).

31.2	Certification of the Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(a).

32.1	Certification pursuant to Section 1350 of Chapter 63 of 18 U.S.C. as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(b).

32.2	Certification pursuant to Section 1350 of Chapter 63 of 18 U.S.C. as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(b).

(1)	Incorporated by reference to the Exhibits of the same numbers filed with our Registration Statement on Form S-1, No. 333-133210.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE IMMUNE RESPONSE CORPORATION
Date: August 18, 2006	By:	/s/ Michael K. Green
Michael K. Green,
Chief Operating Officer & Chief Financial Officer

Exhibit Index

Exhibit
Number	Description of Document

31.1	Certification of the Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(a).

31.2	Certification of the Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(a).

32.1	Certification pursuant to Section 1350 of Chapter 63 of 18 U.S.C. as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(b).

32.2	Certification pursuant to Section 1350 of Chapter 63 of 18 U.S.C. as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(b).

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2006
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number 0-18006
THE IMMUNE RESPONSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	33-0255679
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

5931 Darwin Court
Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 431-7080
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, as defined in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐       Accelerated filer ☐       Non-accelerated filer ☑
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
As of August 11, 2006, there were 845,750,722 shares of our common stock outstanding.

THE IMMUNE RESPONSE CORPORATION

PART I – FINANCIAL INFORMATION
Item 1. Financial Statements
The Immune Response Corporation
Condensed Balance Sheets
(in thousands, except for share amounts)

	June 30,	December 31,
	2006	2005
	(unaudited)
Assets

Current Assets:
Cash and cash equivalents	$6,959	$146
Prepaid expenses and other current assets	318	291

	7,277	437

Property and equipment, net	3,161	3,583
Licensed technology, net	353	706
Deposits and other assets ($600 restricted in escrow account as security for long-term lease at June 30, 2006 and December 31, 2005)	690	690

	$11,481	$5,416

Liabilities and Stockholders’ (Deficit)

Current Liabilities:
Accounts payable	$896	$1,039
Accrued expenses	2,164	1,753
Liability for warrants committed in excess of authorized stock	14,247	—
Short-term convertible debenture, net of discount of $490 plus accrued interest of $15 at December 31, 2005	—	325
Current portion of deferred liabilities and revenue	327	306

	17,634	3,423

Convertible promissory notes, related party, net of discount of $810 and $694 plus accrued interest of $307 and $307 at June 30, 2006 and December 31, 2005, respectively	3,202	5,354
Secured convertible notes, net of discount of $5,222 plus accrued interest of $168 at June 30, 2006	1,328	—
Long-term deferred liabilities and revenue, net of current portion	2,125	2,289

Total long-term liabilities	6,655	7,643

Stockholders’ (Deficit) Equity :
Subscribed Stock	—	237
Common stock, $.0025 par value, 3,500,000,000 and 170,000,000 shares authorized; 624,696,840 and 71,660,101 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	1,562	179
Warrants	2,610	21,201
Additional paid-in capital	132,162	321,448
Accumulated (deficit)	(149,142)	(348,715)

Total stockholders’ (deficit)	(12,808)	(5,650)

	$11,481	$5,416

See accompanying notes to condensed financial statements.

The Immune Response Corporation
Condensed Statements of Operations
(in thousands, except for per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Licensed research revenue	$4	$4	$8	$8
Contract research revenue	7	7	14	14

	11	11	22	22

Expenses:
Research and development	2,694	2,566	5,408	5,469
General and administrative	1,250	1,006	2,328	1,747

	3,944	3,572	7,736	7,216

Other income and (expense):
Interest expense — including non-cash accretion of $2,670 and $278 for three months and $3,488 and $868 for six months, respectively	(3,632)	(405)	(4,862)	(1,154)
Investment income	44	21	64	71

Gain on warrant liability marked to fair value	111,521	—	226,180	—

Beneficial inducement cost	—	(1,201)	(14,095)	(1,201)

	107,933	(1,585)	207,287	(2,284)

Net income (loss)	104,000	(5,146)	199,573	(9,478)

Less preferred stock dividends	—	(92)	—	(185)

Net income (loss) attributable to common stockholders	$104,000	$(5,238)	$199,573	$(9,663)

Basic income (loss) per share:
Net income (loss)	$0.32	$(0.10)	$0.88	$(0.19)

Net income (loss) attributable to common stockholders	$0.32	$(0.11)	$0.88	$(0.20)

Diluted (loss) per share:
Net (loss)	$0.00	$(0.10)	$(0.01)	$(0.19)

Net (loss) attributable to common stockholders	$0.00	$(0.11)	$(0.01)	$(0.20)

See accompanying notes to condensed financial statements.

The Immune Response Corporation
Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended June 30,
	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	$199,573		$(9,478)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	804		829
Noncash loan fees	966		—
Operating expenses paid with common stock and warrants	—		188
Share-based compensation expense	547		(18)
Deferred liabilities and revenue	(143)		(108)
Accrued interest, related party	174		(1,074)
Accrued interest, not related party	204		—
Accretion of notes, related party	380		868
Accretion of short-term convertible debenture and secured convertible notes, not related party	3,108		—
Gain on warrant liability marked to fair value	(226,180)		—
Beneficial inducement cost	14,095		1,201
Changes in operating assets and liabilities:
Prepaid expenses	(27)		188
Accounts payable	(143)		112
Accrued expenses	396		(357)

Net cash used in operating activities	(6,246)		(7,649)

Cash Flows From Investing Activities:
Purchase of property and equipment	(29)		(69)

Net cash (used in) investing activities	(29)		(69)

Cash Flows From Financing Activities:
Net proceeds from common stock sold under the Standby Equity Distribution Agreement	1,139		—
Proceeds from secured convertible notes	7,700		—
Proceeds from secured convertible note, related party	550		—
Payments on short-term convertible debenture	(548)		—
Proceeds from warrant exercise	6,123		—
Net proceeds from exercises of Unit Purchase Options	—		18
Offering costs for debt and equity transactions	(1,876)		—

Net cash provided by financing activities	13,088		18

Net increase (decrease) in cash and cash equivalents	6,813		(7,700)
Cash and cash equivalents — beginning of year	146		8,798

Cash and cash equivalents — end of period	$6,959		$1,098

Supplemental Disclosure of Cash Flow Information:
Interest paid	$35		$1,357

Supplemental Disclosure of Noncash Information:
Net reclassification of equity to liability for warrants committed in excess of authorized stock	$240,428		$—

Warrants issued for offering costs	$13,454		$—

Debt discounts allocated to secured convertible notes for warrants and beneficial conversion Costs	$8,250	$

Convertible promissory note and interest converted into common stock	$1,347		$—

Convertible promissory note, related party and interest converted into common stock	$2,768		$1,467

Warrants issued for loan fees	$966		$—

Additional debt discount allocated to short-term convertible debenture for antidilution adjustment	$85		$—

Secured convertible debenture converted into common stock	$252		$—

Common stock issued for consulting services and offering costs	$—		$42

Common stock issued for 401(k) plan	$—		$146

See accompanying notes to condensed financial statements.

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
Note 1 – Interim Financial Statements:
The accompanying condensed balance sheet as of June 30, 2006 and the condensed statements of operations for the three and six months ended June 30, 2006 and 2005 and of cash flows for the six months ended June 30, 2006 and 2005 have been prepared by The Immune Response Corporation (the “Company”) and have not been audited. These financial statements, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for all periods presented. The financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2005. Interim operating results are not necessarily indicative of operating results for the full year.
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Fair Value of Financial Instruments
Financial instruments consist of cash and cash equivalents, accounts payable, accrued expenses and short-term and long-term convertible debt obligations. With the exception of our convertible promissory notes (see Notes 5,6, and 8), the fair value of these financial instruments approximates their carrying amount as of June 30, 2006 and December 31, 2005 due to the nature of, or short maturity of these instruments.
Share-Based Compensation
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standard (“FAS”) No. 123R, “Share-Based Payment.” This statement is a revision to FAS No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” FAS No. 123R establishes accounting for share-based compensation awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period.
The Company adopted FAS No. 123R on January 1, 2006, using the modified prospective application, which provides for certain changes to the method for valuing share-based compensation. Under the modified prospective application, prior periods are not revised for comparative purposes. The valuation provisions of FAS No. 123R apply to new awards and to awards that are outstanding on the effective date and subsequently are modified or cancelled. Estimated compensation expense for awards outstanding at the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under FAS No. 123 with modification for estimated forfeitures.
The Company has elected to adopt the alternative transition method provided in FASB Staff Position No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effect of Share-Based Payment Awards,” for calculating the tax effects of share-based compensation pursuant to FAS No. 123R. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of FAS No. 123R.
Stock-based Compensation Information under FAS No. 123R
Upon adoption of FAS No. 123R, the Company is continuing to use the Black-Scholes option-pricing model for valuation of share-based awards granted following January 1, 2006, but with future modifications for estimated vesting forfeiture rates applied. The Company decided that the Black-Scholes option-pricing model is an appropriate method for valuing employee grants due to the historical volatility of our stock price combined with daily vesting provisions for a majority of the stock option grants.
The weighted-average estimated fair value of employee stock options granted during the three and six months ended June 30, 2006 was $0.0840 and $0.0881 per share, respectively, using the Black-Scholes model with the following weighted average assumptions (annualized percentages):

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)

	Three Months	Three Months
	Ended	Ended
	June 30, 2006	March 31, 2006
Risk-free interest rate	5.10%	4.82%
Volatility	159.65%	140.00%
Forfeiture rate	22.07%	22.72%
Expected life in years	5	5
Dividend yield	0.0%	0.0%
The Company used the historical volatility rate of the Company’s stock price for the five years preceding the second quarter of 2006 as the basis for forecasting an expected volatility rate. The risk-free interest rate assumption is based upon observed interest rates that coincide with the expected life for options assumed at five years, typically half of the life of the option grant. The Company uses half of the option term due to the extreme volatility of the Company’s stock price. The vesting forfeiture rate is based on the Company’s historical option forfeiture information for the five years preceding the second quarter of 2006. The Company uses graded vesting to recognize employee option expense.
As share-based compensation expense recognized in the Condensed Statement of Operations for the three and six months ended June 30, 2006 is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. FAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under FAS No. 123 for the periods prior to 2006, the Company also accounted for forfeitures, but as they occurred.
The Company recorded $279,000 and $547,000 in share-based compensation expense during the three and six months ended June 30, 2006, respectively, of which $279,000 and $541,000, respectively, represents the effect of the adoption of FAS No. 123R.
Pro Forma Information under FAS No. 123 for Periods Prior to 2006
Prior to adopting the provisions of FAS No. 123R, the Company estimated its share-based employee compensation expense using the intrinsic value method of accounting in accordance with APB Opinion No. 25. Because the Company established the exercise price based on the fair market value of the Company’s stock at the date of grant, the options had no intrinsic value upon grant, and therefore no expense was recorded. Equity instruments issued to non-employees for goods or services were accounted for at fair value and were marked to market until service was complete or a performance commitment date was reached.
For purposes of pro forma disclosures under FAS No. 123, the estimated fair value of the options was assumed to be amortized to expense over the options’ vesting periods. The pro forma effects of recognizing compensation expense under the fair value method on net loss and net loss per common share for the three and six months ended June 30, 2005 were as follows:

	Three Months	Six Months
	Ended	Ended
	June 30, 2005	June 30, 2005
Net loss attributable to common stockholders:
As reported	$(5,238,000)	$(9,663,000)
Stock-based employee compensation expense (benefit) included in net loss	4,000	(191,000)
Fair value of stock-based employee compensation	(287,000)	(859,000)

Pro forma	$(5,521,000)	$(10,713,000)

Net loss per share (basic and diluted):
As reported	$(0.11)	$(0.20)

Pro forma	$(0.11)	$(0.22)

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
As required under FAS No. 123, “Accounting for Stock-Based Compensation,” and FAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” the pro forma effects of stock-based compensation on net loss and net loss per common share were estimated at the date of grant using the Black-Scholes option-pricing model based on the following assumptions (annualized percentages) for the three and six months ended June 30, 2005:

	Three Months	Three Months
	Ended	Ended
	June 30, 2005	March 30, 2005
Risk-free interest rate	3.72%	4.18%
Volatility	121%	128%
Expected life in years	5	5
Dividend yield	0.0%	0.0%
The Black-Scholes weighted-average estimated fair value of employee stock options granted during the three and six months ended June 30, 2005 was $.6474 and $1.0804 per share, respectively.
Note 2 – The Company:
The Immune Response Corporation, a Delaware corporation, is an immuno-pharmaceutical company focused on developing products to treat autoimmune and infectious diseases. The Company’s lead immune-based therapeutic product candidates are NeuroVaxTM, for the treatment of multiple sclerosis (“MS”), and IR103, for the treatment of human immunodeficiency virus (“HIV”). Both of these therapies are in Phase II of clinical development and are designed to stimulate pathogen-specific immune responses aimed at slowing or halting the rate of disease progression.
NeuroVaxTM is based on the Company’s patented T-cell receptor (“TCR”) peptide technology. In addition to MS, the Company has open Investigational New Drug Applications (“IND”) with the FDA for clinical evaluation of TCR peptide-based immune-based therapies for rheumatoid arthritis and psoriasis. IR103 is based on the Company’s patented whole-inactivated virus technology, co-invented by Dr. Jonas Salk, and tested in extensive clinical studies of Remune®, the Company’s first-generation HIV product candidate. IR103 is a more potent formulation that combines its whole-inactivated antigen with a synthetic Toll-like receptor (“TLR-9”) agonist to create enhanced HIV-specific immune responses. The Company is currently testing IR103 in two Phase II clinical studies as a first-line treatment for drug-naïve HIV-infected individuals not yet eligible for antiretroviral therapy according to current medical guidelines.
All of the Company’s products are still in the development stage, and the Company has never had revenues from the sale of products. The Company was founded in 1986.
Note 3 – Going Concern:
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses since inception (but for the $226,180,000 gain on warrant liability marked to fair value) and has an accumulated deficit of $149,142,000 and cash and cash equivalents of $6,959,000 as of June 30, 2006. The Company will not generate meaningful revenues in the foreseeable future.
These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s independent registered public accountants, Levitz, Zacks & Ciceric, indicated in their audit report on the 2005 financial statements that there is substantial doubt about the Company’s ability to continue as a going concern.
The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
In March 2006, the Company completed a private placement unit offering (the “2006 Private Placement”). See Note 8. The Company believes that its current resources, including this offering, are sufficient to fund its planned operations, including

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
necessary capital expenditures and clinical trials, through the first quarter of 2007. The Company is attempting to raise additional capital to fund operations beyond the fourth quarter of 2006; however, no assurance can be given that the Company will be able to obtain additional financing when and as needed in the future.
Note 4 – Net Income (Loss) per Share:
The following is a reconciliation of net income and share amounts used in the computations of income (loss) per share for the three and six months ended June 30, 2006:

	Three Months	Six Months
	Ended	Ended
	June 30, 2006	June 30, 2006
Net income used in computing basic net income per share	$104,000	$199,573

Impact of assumed conversions:
8% interest on convertible debentures	225	379

Impact of equity classified as liability
Gain on warrant liability marked to fair value	(111,521)	(226,180)

Net loss used in computing diluted net loss per share	$(7,296)	$(26,228)

The weighted average shares outstanding used in the basic net income per share computations for the three and six months ended June 30, 2006 were 329,859,000 and 227,832,000, respectively. In determining the number of shares used in computing diluted loss per share, the Company added approximately 1,600,000,000 potentially dilutive securities, mostly attributed to the 2006 Private Placement. As a result, the diluted loss per share was $0.00 and $0.01 for the three and six months ended June 30, 2006.
Basic and diluted net loss per share was computed using the weighted average number of common shares outstanding during 2005. For the three and six months ended June 30, 2005 the weighted average number of shares outstanding was 49,530,000 and 49,117,000, respectively. Potentially dilutive securities are excluded from the diluted net loss per share calculation for the three and six months ended June 30, 2005 as the effect would be antidilutive. As of June 30, 2005 potentially dilutive shares not included are 5,900,000 shares for outstanding employee stock options, 8,200,000 shares issuable under convertible notes payable, related party, 16,000,000 shares issuable under warrants outstanding, 9,400,000 shares issuable under Class B Warrants outstanding and 1,900,000 shares issuable under an option issued to the placement agent for the private offering in December 2002.
Note 5 – Short-Term Convertible Debenture:
On August 4, 2005, the Company borrowed $1,000,000 in cash from Cornell Capital Partners, LP (“Cornell Capital”) against a secured convertible debenture (the “Debenture”). The outstanding principal balance was required to be repaid in equal monthly installments beginning in October 2005 and ending on August 4, 2006 and bore 12% interest per annum, payable monthly. The outstanding principal amount of the Debenture was convertible at the option of Cornell Capital into shares of the Company’s common stock at an original conversion price of $0.6315 per share, which was 80% of the volume weighted average price on August 4, 2005. The Company also issued a warrant to purchase 500,000 shares of common stock, exercisable for five years at an original exercise price of $0.924 per share, to Cornell Capital in connection with the Debenture.
On March 8, 2006, Cornell Capital converted $32,000 of outstanding principal balance of the Debenture into 1,583,500 shares of common stock pursuant to the terms of the Debenture at the adjusted $0.02 per share conversion price. On April 20, 2006, Cornell Capital converted additional principal of $220,000 on the Debenture into 11,000,000 shares of common stock at $0.02 per share. Following these conversions, the outstanding principal balance of the Debenture was $148,000.
On May 1, 2006, the Company made the final payment of principal and all accrued interest on Cornell Capital’s Debenture.
The early conversions and payoff of the Debenture resulted in approximately $217,000 and $243,000 of accelerated accretion of debt discount for the three and six months ended June 30, 2006.

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited)
On March 9, 2006, Cornell Capital partially exercised the warrant issued in August 2005, delivering $10,000 in cash to purchase 500,000 shares of common stock pursuant to the adjusted terms of the warrant at $0.02 per share. Following this transaction, the warrant is exercisable for 22,600,000 shares of common stock.
The Debenture was secured by substantially all of the Company’s assets and a pledge of 14,285,705 shares of common stock, of which 4,959,705 were pledged on August 4, 2005 and 9,326,000 were pledged on September 30, 2005. The 14,285,705 pledged shares were held in escrow as collateral for the Debenture. The pledged shares are accounted for as contingently issuable shares and are not included in the calculation of the weighted average number of shares for purposes of calculating net loss per share or in the calculation of the 624,696,840 shares issued and outstanding on the balance sheet at June 30, 2006.
In connection with the final payment described above, the Company requested the release of the pledged shares held in escrow as collateral.
See Note 9 for discussion of the liability for warrants committed in excess of authorized stock as of June 30, 2006.
Note 6 – Convertible Promissory Notes, Related Party:
On February 8, 2006 the Company entered into a Note Exchange Agreement and a Note Revision Agreement with Cheshire, which is an affiliate of the Company’s director and major stockholder, Kevin Kimberlin. These agreements pertained to an 8% secured convertible note previously issued by the Company and held by Cheshire, with a principal balance (before the agreements) of $5,741,000 (the “Mortgage Note”). Under the Note Exchange Agreement, the Company issued 53,425,204 shares of newly-issued common stock to Cheshire at $0.02 per share in exchange for $1,005,000 of principal and $63,000 of accrued interest on the Mortgage Note.
Under the Note Revision Agreement, the maturity date of the Mortgage Note was extended from May 31, 2007 to January 1, 2009 and in consideration for that extension the Company reduced the conversion price of the remaining $4,736,000 principal amount of the Mortgage Note to $0.02 per share of common stock. Accrued interest on the Mortgage Note will also be convertible at $0.02 per share of common stock. Before the Note Exchange Agreement, the conversion price of the Mortgage Note had been $0.70 per share. The difference between conversion of $4,736,000 at $0.70 per share and conversion of $4,736,000 at $0.02 per share is 229,997,600 additional shares of common stock.
On February 8, 2006, the Company entered into a Note Exchange Agreement and a Note Revision Agreement with Cheshire Associates LLC (“Cheshire”), which resulted in “ratchet” antidilution adjustments under the terms of the Debenture and warrant. The conversion price and exercise price of the Debenture and warrant were reduced to $0.02 per share. As of June 30, 2006, the warrant was exercisable for 22,600,000 shares versus 500,000 shares of common stock (after giving effect to a previous partial exercise for 500,000 shares of common stock, described above).
On April 11, 2006 pursuant to the Note Conversion Commitment Agreement entered into in February 2006, Cheshire converted additional principal of $1,580,000 and $120,000 of accrued interest on the Mortgage Note into 85,000,000 shares of common stock at $0.02 per share. This early conversion resulted in accelerated accretion of debt discount, totaling approximately $199,000, that was recognized in the second quarter of 2006.
On February 9, 2006, the Company entered into and consummated a Securities Purchase Agreement with Qubit Holdings, LLC (“Qubit”), which is owned and managed by independent trustees for the children of Mr. Kimberlin, to lend to the Company $250,000. The Company issued to Qubit a $250,000 promissory note, secured by substantially all of the Company’s assets, bearing interest at 8% per annum, maturing on January 1, 2008, and convertible into Company common stock at $0.02 per share, plus 37,500,000 short-term warrants to purchase Company common stock at $0.02 per share. The warrants are exercisable in two tranches with 18,750,000 warrants in each tranche. See Note 12.
As of June 30, 2006, the Company had outstanding approximately $3,202,000 (net of discount of $810,000, plus accrued interest of $307,000) of convertible, related party secured debt, namely the Mortgage and Qubit Notes. Also, the Note Exchange and Note Revision transactions resulted in a non-cash charge to operations of $14,095,000 in the first quarter of 2006 representing beneficial inducement cost.

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited
On April 11, 2006, the Company amended its certificate of incorporation to increase the authorized common stock to 3,500,000,000 shares. See Note 9 for discussion of the liability for warrants committed in excess of authorized stock as of June 30, 2006.
The transactions described above in this Note 6 resulted in antidilution adjustments under the terms of some of the Company’s outstanding derivative securities. Most notably, as a result of “ratchet” antidilution provisions in the secured convertible debenture and common stock warrants held by Cornell Capital, the conversion price and exercise price of those securities were reduced to $0.02 per share. See Note 5.
By virtue of the transactions described above, nine outstanding warrants owned by Cheshire, which by their terms had been exercisable for an aggregate of 9,947,335 shares of common stock at a blended price of $1.05 per share, became exercisable instead for an aggregate of 33,809,487 shares of common stock at a blended price of $0.31 per share as of February 9, 2006, via the operation of the warrants’ weighted-average antidilution adjustment provisions. See also Note 8.
Note 7 – Standby Equity Distribution Agreement:
On July 15, 2005, the Company entered into a Standby Equity Distribution Agreement (“SEDA”) with Cornell Capital, to support the continued development of its product candidates. Under the agreement, Cornell Capital committed to provide up to $15,000,000 of funding to be drawn down over a 24-month period at the Company’s discretion.
Through June 30, 2006, the Company had made sixteen draws under the SEDA for net proceeds of $4,837,000 and issued 39,718,838 shares of common stock at an average price per share of $0.1218. For the three months ended June 30, 2006 no draws were made under the SEDA. For the six months ended June 30, 2006, the Company had made four draws under the SEDA for net proceeds of $1,139,000 for 28,536,351 shares of common stock at an average price per share of $0.0482. On May 22, 2006, the Company terminated the SEDA.
Note 8 – 2006 Private Placement:
The Company’s 2006 Private Placement of secured convertible notes and warrants to accredited investors, which began on February 10, 2006 and successfully raised gross proceeds of $8,000,000 (not including subsequent proceeds from the exercise of warrants), had its final closing on March 7, 2006. In the 2006 Private Placement, pursuant to subscription agreements, the Company issued notes with an aggregate principal amount of $8,000,000, convertible into an aggregate of 400,000,000 shares of common stock at $0.02 per share. The notes mature on January 1, 2008, bear interest at 8% per annum, and share (with Cheshire, Cornell Capital and Qubit, for their previously secured notes), a first-priority security interest in substantially all of the Company’s assets. A designated $6,000,000 of the 2006 Private Placement notes sold (other than to the Company’s directors) are further supported by a recourse interest limited to the value of the proceeds of certain shares of private-company preferred stock owned by Spencer Trask Intellectual Capital Company LLC (“STIC”), an affiliate of Kevin Kimberlin.
The Company also agreed, in order to induce STIC to provide this support, to issue to STIC, for every month that the limited recourse interest support remains in place, a number of seven-year warrants to purchase the Company’s common stock at $0.02 per share equal to 1% of the common stock then underlying the designated $6,000,000 of the 2006 Private Placement notes, to the extent the notes are then outstanding. For the three and six months ended June 30, 2006 STIC earned 8,717,851 and 11,686,652 seven-year warrants. These warrants were valued at the date of issuance utilizing the Black-Scholes model and the Company recognized the value of these warrants, $640,000 and $966,000 for the three and six months ended June 30, 2006, as interest expense at the time of issuance.
During the second quarter of 2006 $1,318,000 of outstanding principal plus accrued interest of $29,000 was converted into 67,330,590 shares of the Company’s common stock.
In addition, the Company issued to all of the note holders a total of 1,200,000,000 warrants to purchase the Company’s common stock at $0.02 per share. These warrants were divided into two 600,000,000 share tranches. The first tranche of warrants will expire on August 7, 2006 unless exercised by that date. See Note 12. The second tranche of warrants will become exercisable on October 16, 2006 and will expire on November 30, 2006 unless exercised by that date.

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited
The Company filed a registration statement with the SEC on April 11, 2006 for resale of the shares of common stock underlying the convertible notes, the warrants, the placement agent warrants and the STIC warrants. The registration statement was declared effective on June 13, 2006.
Among the investors in the 2006 Private Placement were several of the Company’s affiliates, including direct or indirect investment by Company directors and officers: Joseph O’Neill ($25,000 note and 3,750,000 warrants), Martyn Greenacre ($25,000 note and 3,750,000 warrants), David Hochman ($25,000 note and 3,750,000 warrants), Kevin Reilly ($25,000 note and 3,750,000 warrants), Alan Rosenthal ($25,000 note and 3,750,000 warrants), Michael Green ($100,000 note and 15,000,000 warrants), Peter Lowry ($25,000 note and 3,750,000 warrants), and Georgia Theofan ($50,000 note and 7,500,000 warrants).
During the second quarter of 2006, 305,568,750 warrants from the first tranche of the 2006 Private Placement were exercised, with the aggregate gross proceeds totaling $6,111,000. The second quarter warrant exercises included 5,625,000 warrants that were exercised by the Company’s affiliates. See Note 12.
In conjunction with the 2006 Private Placement, the Company also paid commissions and fees to the placement agent, Spencer Trask Ventures, Inc. (“STVI”). STVI, which is an affiliate of Mr. Kimberlin and also of the Company’s director David Hochman, received $800,000 in cash and seven-year placement agent warrants to purchase 80,000,000 shares of common stock at $0.02 per share. In addition, upon exercise of the 2006 Private Placement warrants, STVI is entitled to a commission equal to 10% of the warrant exercise proceeds in cash plus seven-year placement agent warrants to purchase a number of shares of the Company’s common stock equal to 20% of the number of exercised warrants. The Company also reimbursed STVI’s expenses and provided it with certain “tail” and first refusal rights. STVI has chosen to share some of this compensation with its employees (including its then-employee Mr. Hochman) and/or its selected dealers. STVI will retain 17,203,500 warrants of the 80,000,000 warrants. As to the 240,000,000 potential warrants issuable to STVI upon investor exercise of the warrants issued in the 2006 Private Placement, STVI would earn and retain a 21.5% pro rata share of warrants, which would be 51,610,500 if all the investor warrants were exercised in full. Through June 30, 2006 STVI earned $611,138 and 61,113,750 seven-year placement agent warrants in conjunction with the 305,568,750 2006 Private Placement Warrants that were exercised as of June 30, 2006. See Note 12.
In addition to the 2006 Private Placement warrant exercises, 92,344 of placement agent warrants were exercised in the second quarter of 2006 with gross proceeds totaling under $2,000.
The 2006 Private Placement (including the placement agent warrants) resulted in weighted-average antidilution adjustments under various warrants held by Cheshire resulting in them becoming exercisable for an aggregate of 107,896,395 shares of common stock, instead of the 33,809,487 shares of common stock for which they had been exercisable before the 2006 Private Placement, and at a blended exercise price of $0.096 instead of at a blended exercise price of $0.31. Future STIC monthly warrant issuances will result in further weighted-average antidilution adjustments.
See Note 9 for discussion of the liability for warrants committed in excess of authorized stock as of June 30, 2006.
Note 9 – Liability for Warrants Committed in Excess of Authorized Stock:
As a result of the transactions described in Notes 5, 6 and 8, beginning in the first quarter of 2006 the Company was in a position where it did not have enough authorized but unissued common stock to enable exercise or conversion of the derivative instruments issued in such transactions, nor of certain previously-outstanding derivative instruments. Pursuant to Emerging Issues Task Force (“EITF”) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the Company recorded a liability for the insufficient number of underlying common shares committed for all free-standing derivative instruments at the date of each such event and marked each liability to market as of March 31, 2006 and June 30, 2006. This initial liability of $250,927,000 was recorded as an offset against equity during the first quarter of 2006. The Company determined the initial liability (fair value of the derivative instruments) using the Black-Scholes option-pricing model with the following assumptions: an expected life equal to the remaining contractual term of each of the derivative instruments; no dividends; a risk free interest rate equal to the 3-year Treasury yield; and the 3-year volatility rate of the Company’s stock price.

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited
EITF No. 00-19 also requires that the Company revalue the derivative instruments periodically to compute the value in connection with changes in the underlying stock price and other assumptions, with the change in value recorded as gain or loss on warrant liability marked to fair value.
The Company performed the same calculations as of March 31, 2006 and June 30, 2006 to revalue the derivative instruments. At March 31, 2006 the underlying stock price used in the calculation was $0.11 per share, with all other input assumptions remaining substantially the same. The resulting aggregate value of the derivative instruments as of March 31, 2006 equaled $136,268,000. The change in fair value of $114,659,000 was recorded as gain on warrant liability marked to fair value for the three months ended March 31, 2006 and is primarily due to a decrease in the fair value of the underlying common stock. This gain has no impact on our operations or cash requirements. Further, this gain does not create any tax liability and will not impact our federal or state tax net operating loss carryforwards.
On April 11, 2006, the Company amended its certificate of incorporation to increase the authorized common stock to 3,500,000,000 shares, thereby providing enough common stock to enable the exercise or conversion of all of its derivative securities, subject ot the Registration Rights Agreement matters described below.
In conjunction with the 2006 Private Placement, the Company entered into a Registration Rights Agreement with certain investors in the 2006 Private Placement. Pursuant to the terms of the registration rights agreement, the Company filed a registration statement with the SEC covering the resale of the underlying shares of common stock for the convertible notes and warrants. The registration statement was declared effective on June 13, 2006.
The Registration Rights Agreement further provides that if the Company fails to maintain the effectiveness of the registration statement, then, in addition to any other rights the holders may have, the Company will be required to pay each investor an amount (payable in cash or in additional shares as determined by each investor), as liquidated damages, equal to 1% per month of the aggregate amount invested by each investor. The Company is not in default under the Registration Rights Agreement; however, if the Company defaulted under the Registration Rights Agreement it might be required to pay damages in the form of stock – more stock, theoretically, than the Company’s charter authorizes it to issue .
Under a different aspect of EITF No. 00-19, the Company is required to continue to classify the derivative instruments as a liability until the earlier of their exercise or their expiration date, at which time the warrant liability will be reclassified into stockholders’ equity. Until that time, the warrant liability will be recorded at fair value based on the methodology described above. Changes in fair value during each period will be recorded as gain or loss on warrant liability marked to fair value.
At June 30, 2006 the underlying stock price used in the calculation was $0.0225 per share, with all other input assumptions remaining substantially the same. The resulting aggregate value of the derivative instruments as of June 30, 2006 equaled $14,247,000. The change in fair value from March 31, 2006 to June 30, 2006 of $111,521,000 was recorded as gain on warrant liability marked to fair value for the three months ended June 30, 2006 and is primarily due to a decrease in the fair value of the underlying common stock. This gain has no impact on our operations or cash requirements. Further, this gain does not create any tax liability and will not impact our federal or state tax net operating loss carryforwards.
Note 10 – Commitments and Contingencies:
Contingencies
Between July 2001 and 2003, several complaints were filed in the United States District Court for the Southern District of California seeking an unspecified amount of damages on behalf of an alleged class of persons, who purchased shares of the Company’s Common Stock at various times between May 17, 1999 and July 6, 2001. The complaints have been consolidated into a single action under the name In re Immune Response Securities Litigation by order of the Court, and a consolidated, amended complaint was filed in July 2003. The consolidated, amended complaint names us and certain of our former officers as defendants, as well as Agouron Pharmaceuticals, Inc. and one of its officers. The consolidated, amended complaint alleges that we, Agouron and/or such officers violated federal securities laws by misrepresenting and failing to disclose certain information about the results of clinical trials of Remune®. On October 31, 2003 the defendants filed motions to dismiss the consolidated, amended complaint. The court denied these motions on June 7, 2005.

THE IMMUNE RESPONSE CORPORATION
Notes to Condensed Financial Statements (unaudited
On July 5, 2005, a shareholder derivative complaint was filed in the Superior Court of the State of California in the County of San Diego against certain of the Company’s current and former officers and directors, seeking an unspecified amount of damages. The Company is also named as a nominal defendant in the complaint, which alleges, among other things, that such officers and directors breached their fiduciary duties by causing the misrepresentation of our financial results and failing to correct our publicly reported financial results and guidance, and engaged in certain improper acts including abuse of control, gross mismanagement and waste of corporate assets from May 1999 to the present.
Although the Company intends to vigorously defend the actions, the Company cannot now predict or determine the outcome or resolution of these proceedings, or to estimate the amounts of, or potential range of, loss with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The range of possible resolutions of these proceedings could include judgments against the Company or its former officers or settlements that could require substantial payments by the Company, which could have a material adverse impact on the Company’s financial position, results of operations and cash flows. These proceedings also might require substantial attention of the Company’s management team and therefore, regardless of whether the Company wins or loses the litigation, divert their time and attention from the Company’s business and operations.
Note 11 – Income Taxes:
We reported no income tax expense for each of the three and six months ended June 30, 2006 and 2005 due to our continuing operating losses. The net income reported for the three and six months ended June 30, 2006 is attributable to the gain on warrant liability marked to fair value. The $111,521,000 and $226,180,000 gains recorded for the three and six months ended June 30, 2006, respectively, are permanent book to tax differences and are not subject to federal and state taxes. Therefore, the gains do not create any tax liability and will not impact our federal or state tax net operating loss carryforwards. Further, the gains have no impact on our operations or cash requirements.
Note 12 – Subsequent Events:
On August 2, 2006 Qubit exercised a portion of its short-term warrants that were issued in conjunction with the February 9, 2006 Securities Purchase Agreement at $0.02 per share by paying the exercise price of $250,000 for 12,500,000 shares of our common stock. Qubit held another 6,250,000 warrants that expired unexercised on August 7, 2006.
Subsequent to June 30, 2006, the Company received additional gross proceeds of $3,550,000 from the exercise of 177,484,350 first tranche warrants through August 7, 2006. As of August 7, 2006, 483,052,100 of the 2006 Private Placement warrants had been exercised resulting in cumulative gross proceeds from the first tranche of warrants of $9,661,000. The remaining 116,947,900 unexercised warrants of this first tranche expired on August 7, 2006.
Between July 1, 2006 and August 7, 2006, $603,000 of outstanding principal plus accrued interest of $19,000 on secured 2006 Private Placement convertible notes was converted into 31,070,532 shares of Company common stock.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion contains forward-looking statements concerning our liquidity, capital resources, financial condition, results of operation and timing of anticipated revenues and expenditures. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include those discussed under “Risk Factors,” as well as those discussed elsewhere in this Form 10-Q. The following discussion should be read in conjunction with our financial statements and notes thereto included elsewhere in this Form 10-Q. Except for our ongoing obligation to disclose material information as required by federal securities laws, we undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be indicated in order to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Overview
We are an immuno-pharmaceutical company whose products are in the development stage. We have a critical need to raise cash both in the near term and the medium term. Nonetheless, we believe our products could prove to have substantial value as part of a therapy for patients afflicted with MS or HIV.
We caution investors not to be misled by the net income we reported in the first and second quarters of 2006. This was entirely due to a “phantom” gain on warrant liability marked to fair value. Our operations are not profitable.
Liquidity and Capital Resources
We have had to engage in several financing transactions in 2006 and 2005 (as well as prior years) to obtain enough cash to maintain our operations.
As of June 30, 2006, we had an accumulated deficit of $149,142,000. We have not generated revenues from the commercialization of any product. We expect to continue to incur substantial net losses from operations over the next several years, which would imperil our ability to continue operations. We may not be able to generate sufficient product revenue to become profitable on a sustained basis, or at all, and do not expect to generate significant product revenue before the beginning of 2012, if at all. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. As a result of these and other factors, our independent registered public accountants, Levitz, Zacks & Ciceric, indicated, in their report on the 2005 financial statements, that there is substantial doubt about our ability to continue as a going concern. We believe, in fact, that although we were essentially out of cash at December 31, 2005, our current cash resources, including the Private Placement of $8,000,000 in convertible debt completed in March 2006 and the $6,111,000 of gross proceeds from warrant exercises during the second quarter of 2006 are sufficient to fund our planned operations through the first quarter of 2007.
As part of the 2006 Private Placement we issued all of the note holders a total of 1,200,000,000 warrants to purchase our common stock at $0.02 per share. These warrants were divided into two 600,000,000 share tranches. Unexercised warrants in the first tranche of warrants expired on August 7, 2006. The second tranche of warrants will become exercisable on October 16, 2006 and will expire on November 30, 2006 unless exercised by that date.
Subsequent to June 30, 2006, we received gross proceeds of $3,550,000 from first tranche warrant exercises through August 7, 2006. The cumulative gross proceeds from the first tranche of warrants is $9,661,000. We will need to raise additional capital, from second tranche warrant exercises or otherwise, before the second quarter of 2007. In 2005 our common stock was delisted from the Nasdaq SmallCap Market.
Since our inception in 1986, we have financed our activities primarily from public and private sales of equity, funding from collaborations with corporate partners, investment income and the issuance of capital stock, convertible notes and warrants to Cheshire Associates LLC (“Cheshire”) and other entities affiliated with or related to Kevin Kimberlin, who is one of our directors and our principal stockholder, and also to Cornell Capital Partners, LP (“Cornell Capital”).
On February 8, 2006, we entered into a Note Exchange Agreement and a Note Revision Agreement with Cheshire. These agreements pertained to an 8% secured convertible note previously issued by us and held by Cheshire, with a principal balance (before the agreements) of $5,741,000 (the “Mortgage Note”). Under the Note Exchange Agreement, we issued 53,425,204 shares of newly-issued common stock to Cheshire at $0.02 per share in exchange for $1,005,000 of principal and $63,000 of accrued interest on the Mortgage Note.
Under the Note Revision Agreement, the maturity date of the Mortgage Note was extended from May 31, 2007 to January 1, 2009 and in consideration for that extension we reduced the conversion price of the remaining $4,736,000 principal amount of the Mortgage Note to $0.02 per share of common stock. Accrued interest on the Mortgage Note will also be convertible at $0.02 per share of common stock. Before the Note Exchange Agreement, the conversion price of the Mortgage Note had been $0.70 per share. The difference between conversion of $4,736,000 at $0.70 per share and conversion of $4,736,000 at $0.02 per share is 229,997,600 additional shares of common stock.
On February 9, 2006, we entered into and consummated a Securities Purchase Agreement with Qubit Holdings, LLC (“Qubit”), which is owned and managed by independent trustees for the children of Mr. Kimberlin, to lend us $250,000. We issued to Qubit a $250,000 promissory note, secured by substantially all of our assets, bearing interest at 8% per annum, maturing on January 1, 2008, and convertible into our common stock at $0.02 per share, plus 37,500,000 short-term warrants to purchase our common stock at $0.02 per share. Qubit also granted us the right to, until August 8, 2006, put to Qubit another $250,000 secured convertible note of like tenor and another 37,500,000 short-term warrants of like tenor, and to thereupon receive another $250,000 cash. We did not exercise this right, and it has expired. On August 2, 2006 Qubit exercised a portion of its short-term warrants by paying the exercise price of $250,000 for 12,500,000 shares of our common stock. Qubit held another 6,250,000 warrants that expired unexercised on August 7, 2006.
As of June 30, 2006, we had outstanding approximately $3,202,000 (net of discount of $810,000, plus accrued interest of $307,000) of convertible, related party secured debt, namely the Mortgage Note and the note issued to Qubit.
Cheshire separately agreed in February 2006 to convert a total of another $1,700,000 of principal and accrued interest on the Mortgage Note into 85,000,000 shares of common stock at $0.02 per share, which took place on April 11, 2006, when we amended our certificate of incorporation to increase the authorized common stock to 3,500,000,000 shares.
The Note Exchange and Note Revision transactions resulted in antidilution adjustments under the terms of some of the outstanding derivative securities. Most notably, as a result of “ratchet” antidilution provisions in the Debenture and common stock warrants held by Cornell Capital, the conversion price and exercise price of those securities were reduced to $0.02 per share. As a result the $500,000 outstanding principal balance of the Debenture, which had previously been convertible into 791,765 shares of common stock (at $0.6315 per share), became convertible into 25,000,000 shares of common stock; and the warrants, which had previously been exercisable for 500,000 shares of common stock (at $0.924 per share), became exercisable for 23,100,000 shares of common stock. During the first six months of 2006, Cornell Capital partially converted the Debenture into 12,583,500 shares of common stock and we paid off the remainder of the Debenture. As of June 30, 2006 following the partial conversions of the Debenture and a partial exercise of the warrant, the warrant was exercisable for 22,600,000 shares of common stock.
Our 2006 Private Placement of secured convertible notes and warrants to accredited investors, which began on February 10, 2006 and successfully raised gross proceeds of $8,000,000, had its final closing on March 7, 2006. In the 2006 Private Placement, pursuant to subscription agreements, we issued notes with an aggregate principal amount of $8,000,000, convertible into an aggregate of 400,000,000 shares of common stock at $0.02 per share. The notes mature on January 1, 2008, bear interest at 8% per annum, and share (with Cheshire and Qubit, for their previously secured notes), a first-priority security interest in substantially all of our assets. A designated $6,000,000 of the 2006 Private Placement notes sold (other than to our directors) are further supported by a recourse interest limited to the value of the proceeds of certain shares of private-company preferred stock owned by Spencer Trask Intellectual Capital Company LLC (“STIC”), an affiliate of Kevin Kimberlin. We agreed to issue warrants in consideration for such support.
In addition, we issued to all of the note holders a total of 1,200,000,000 warrants to purchase our common stock at $0.02 per share. As discussed above, these warrants will expire in two tranches, the unexercised warrants from the first tranche expired on August 7, 2006. The second tranche of warrants will become exercisable on October 16, 2006 and will expire on November 30, 2006 unless exercised by that date.
By virtue of all the transactions described above, nine outstanding warrants owned by Cheshire, which by their terms had been exercisable for an aggregate of 9,947,335 shares of common stock at a blended price of $1.05 per share, became exercisable instead for an aggregate of 107,896,395 shares of common stock at a blended price of $0.096 per share as of June 30, 2006, via the operation of the warrants’ weighted-average antidilution adjustment provisions.
We could raise an additional $10,800,000 (net of commissions) if all the second tranche warrants issued in our 2006 Private Placement are exercised for cash. It is, in fact, absolutely essential for us that, as a first step, most or all of these warrants be exercised in 2006. However, there can be no assurances that all or any portion of the warrants will be exercised by the initial purchasers or by any subsequent holders.
As we use our current cash balances, we continue to look for alternative sources of funding beyond the 2006 Private Placement warrants which, even if available, may be on terms substantially less favorable. If we are unable to raise adequate capital, we may be required to delay, or reduce the scope of, our research or development of NeuroVaxTM, IR103 and Remune®, or take other measures to cut costs, which would have a material adverse effect on us and in any event would ultimately probably not enable us to continue as a going concern.
We will need to raise very substantial additional funds over several years to conduct research and development, preclinical studies and clinical trials necessary to bring potential products to market and to establish manufacturing and marketing capabilities. We anticipate that for the foreseeable future, the scale-up of the manufacturing process for NeuroVaxTM, IR103 and Remune® and the cost of producing clinical supplies for ongoing and future NeuroVaxTM, IR103 and Remune® studies will continue to represent a significant portion of our overall expenditures. Overall, future NeuroVaxTM, IR103 and Remune® research and development expenditures are expected to increase from current levels in the event additional financing is obtained. Future spending for research and development may further increase if we enter into additional collaborations, but there can be no assurance that we will enter into any such collaborations. We anticipate additional capital improvements of approximately $2,000,000 to scale-up and improve the manufacturing process for IR103 and Remune® through 2008. Other anticipated costs with respect to NeuroVaxTM, IR103 and Remune®, including investment in inventory, will depend on many factors including the need for additional clinical trials and other factors, which will influence our determination of the appropriate continued investment of our financial resources in these programs.
Other capital requirement factors include continued scientific progress in our research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, the costs involved in paying any settlements or judgments in class actions, competing technological and market developments, the cost of manufacturing scale-up and inventories, effective commercialization activities and arrangements and other factors not within our control. We intend to seek additional funding through additional research and development agreements with suitable corporate collaborators and through public or private financing, if available. However, we cannot provide assurance that such collaboration arrangements or any public or private financing will be available on acceptable terms, if at all. If we raise funds through future equity arrangements, significant further dilution to stockholders might result. Our 2006 Private Placement diluted the interest of our prior stockholders to an extreme degree.
Results of Operations
Three and Six Months Ended June 30, 2006 Compared to Three and Six Months Ended June 30, 2005.
As a result of the transactions described above in “Liquidity and Capital Resources,” we were in a position where we did not have enough authorized but unissued common stock to enable exercise or conversion of the derivative securities issued in such transactions, nor of certain previously-issued derivative securities. Pursuant to EITF No. 00-19, we recorded a liability for the insufficient number of underlying common shares committed for all free-standing derivative instruments at the date of each such event and marked each liability to market as of March 31, 2006 and June 30, 2006. This liability of $250,927,000 as an offset against equity during the first quarter of 2006. We recognized a gain of $114,659,000 was recorded as a result of the fair value adjustment of the warrant liability at March 31, 2006 to $136,268,000. As described below, we recognized a further gain of $111,521,000 as a result of the fair value adjustment of the warrant liability at June 30, 2006. These gains are an artifice of GAAP accounting and have nothing to do with our operations or cash requirements. Further, these gains do not create any tax liability and will not impact our federal or state tax net operating loss carryforwards. The primary reason for the gains is the decrease in the fair value of our underlying common stock from the initial valuation date to March 31, 2006 and thence to June 30, 2006.

On April 11, 2006, we amended our certificate of incorporation to increase the authorized common stock to 3,500,000,000 shares, thereby providing enough common stock to enable the exercise or conversion of all of our derivative securities, subject to the Registration Rights Agreement matters described below.
In conjunction with the 2006 Private Placement, we entered into a Registration Rights Agreement with certain investors in the 2006 Private Placement. Pursuant to the terms of the Registration Rights Agreement, we filed a registration statement with the SEC covering the resale of the underlying shares of common stock for the convertible notes and warrants. The registration statement was declared effective on June 13, 2006.
The Registration Rights Agreement further provides that if we fail to maintain the effectiveness of the registration statement, then, in addition to any other rights the holders may have, we will be required to pay each investor an amount (payable in cash or in additional shares as determined by each investor), as liquidated damages, equal to 1% per month of the aggregate amount invested by each investor. We are not in default under the Registration Rights Agreements, however, if we fail to maintain an effective registration statement, we might be required to pay damages in the form of stock – more stock, theoretically, than our charter authorizes us to issue .
Accordingly under a different aspect of EITF No. 00-19, are required to continue to classify the free-standing derivative instruments as a liability until the earlier of their exercise or their expiration date, at which time the warrant liability will be reclassified into stockholders’ equity. Until that time, the warrant liability will be recorded at fair value based on the Black-Scholes methodology describe below. Changes in fair value during each period will be recorded as gain or loss on warrant liability marked to fair value.
The fair value adjustment of the warrant liability at June 30, 2006, resulted in a further gain of $111,521,000 for the three months ended June 30, 2006. The primary reason for the gain is the decrease in the fair value of our underlying common stock from the March 31, 2006 to June 30, 2006. The cumulative EITF No. 00-19 gain on warrant liability marked to fair value for the six month ended June 30, 2006 is $226,180,000. As stated above, this gain is an artifice of GAAP accounting and has nothing to do with our operations or cash requirements. Further, this gain does not create any tax liability and will not impact our federal or state tax net operating loss carryforwards. The liability for warrants committed in excess of authorized stock at June 30, 2006 is $14,247,000 and is estimated utilizing the fair value of our underlying common stock at June 30, 2006, which was $0.0225 per share.
We recorded revenues for the three and six months ended June 30, 2006 of a mere $11,000 and $22,000, respectively, the same as the $11,000 and $22,000 for the corresponding period in 2005. We have not received any revenues from the sale of products and do not expect to derive revenue from the sale of any products earlier than the beginning of 2012, if at all.
Our research and development expenditures for the three and six months ended June 30, 2006 were $2,694,000 and $5,408,000, respectively, as compared to $2,566,000 and $5,469,000 for the corresponding period in 2005. The increase in research and development expenses during the second quarter of 2006 is attributable to the increased clinical development activity and manufacturing scale-up activities for IR103 and NeuroVaxTM as compared to the corresponding period in 2005.
General and administrative expenses for the three and six months ended June 30, 2006 were $1,250,000 and $2,328,000 respectively, as compared to $1,006,000 and $1,747,000 for the corresponding period in 2005. These figures include $279,000 and $547,000 of expense for the three and six months ended June 30, 2006, respectively, related to the share-based accounting for employee and consultant stock options as compared to $82,000 of expense and $(19,000) of non-cash benefit related to the variable accounting for employee and consultant stock options for the three and six months ended June 30, 2005, respectively. Other than the period to period fluctuations in share-based accounting, general and administrative expenses are relatively comparable.
Interest expense increased to $3,632,000 and $4,862,000 for the three and six months ended June 30, 2006 as compared to $405,000 and $1,154,000 for the corresponding period in 2005. The increase for the three and six months ended June 30, 2006 is attributable to the notes issued in the 2006 Private Placement, issuing the Debenture for $1,000,000 to Cornell Capital in August 2005 at a 12% interest rate, and for accelerated accretion on debt discount for early partial conversions by Cornell Capital and the early payoff of the note. The increase was offset by a partial conversion by Cheshire of $1,005,000 of principal of the 8% Mortgage Note in February 2006.
The Note Exchange and Note Revision transactions resulted in a non-cash charge to operations in the first quarter of 2006 for $14,095,000 representing beneficial inducement cost.

Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying financial statements and related footnotes. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.
Insufficient Number of Underlying Common Shares
In applying EITF No. 00-19 to determine the fair value of liability for warrants committed in excess of authorized stock, we use the Black-Scholes option-pricing model with the following assumptions: an expected life equal to the remaining contractual term of each of the derivative instruments; no dividends; a risk free interest rate equal to the 3-year treasury yield; and the 3 year volatility rate of our stock. In addition, we use the closing market price of our stock on each valuation date. The initial valuation date for warrants issued in conjunction with our final close of our 2006 Private Placement was March 7, 2006. On March 7, our stock price closed at $0.24, but this was prior to the announcement of the extremely dilutive 2006 Private Placement and its terms. The two-day average closing price on March 8 and 9, 2006, following the announcement, was $0.13. We believe that $0.13 is a more accurate reflection of the fair value of our stock on March 7, 2006 and we initially used this figure in estimating the initial liability that was marked to market however; based a on recent clarification of GAAP, we were informed that the $0.24 value should be used. Accordingly, we restated our first quarter 2006 financial statements to increase the EITF No. 00-19 gain on warrant liability marked to fair value from $12,300,000 to $114,659,000.
Share-Based Compensation
In December 2004, the FASB issued FAS No. 123R, “Share-Based Payment.” This statement is a revision to FAS No. 123, “Accounting for Stock-Based Compensation,” and it supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Generally the approach in FAS No. 123R is similar to the approach described in FAS No. 123. However, FAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. We adopted FAS No. 123R on January 1, 2006.
Previously, we measured stock-based employee compensation using the intrinsic value method of accounting in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Because we established the exercise price based on the fair market value of our common stock at the date of grant, the options had no intrinsic value upon grant, and therefore generally no expense was recorded. Equity instruments issued to non-employees for goods or services were and are accounted for at fair value and are marked to market until service is complete or a performance commitment date is reached.
Intangibles and Other Long-Lived Assets
We believe that patents and other proprietary rights are important to our business. Licensed technology is recorded at cost and is amortized over its estimated useful life. In December 1999, we acquired licenses to certain patent technology, which are being amortized over seven years. Changes in our estimates of useful lives may have a material effect on our financial statements.
We evaluate potential impairment of long-lived assets in accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” FAS No. 144 requires that certain long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable based on expected undiscounted cash flows that result from the use and eventual disposition of the asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.
Item 3. Quantitative and Qualitative Disclosures about Market Risk
We invest our excess cash primarily in U.S. government securities and money market accounts. These instruments have maturities of three months or less when acquired. We do not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions. Furthermore, our debt is at fixed rates. Accordingly, we believe that, while the instruments we hold are subject to changes in the financial standing of the issuer of such securities, we are not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments.

Item 4. Controls and Procedures
Dr. Joseph F. O’Neill, our principal executive officer, and Michael K. Green, our principal financial officer, after evaluating the effectiveness of our disclosure controls and procedures (as defined in Securities Exchange Act Rule 13a-15(e)) have concluded that, as of June 30, 2006, our disclosure controls and procedures are effective.

PART II – OTHER INFORMATION
Item 1. Legal Proceedings
No further disclosure required.
Item 1A. Risk Factors
Our future operating results are subject to a number of factors, including:
We need more cash immediately, and also on an ongoing basis.
We have never generated any revenue from product sales. As of June 30, 2006, we had an accumulated deficit of approximately $149,142,000 and cash and cash equivalents of only $6,959,000. Although we raised additional working capital during the first and second quarters of 2006, the amounts raised as of June 30, 2006 are only expected to provide us with additional liquidity through the first quarter of 2007. Because we do not anticipate generating any revenue from our products until at least the beginning of 2012, if at all, we will continue to have negative cash flow.
We need to raise substantial additional capital to fund our operations and repay our loan obligations. We will need to raise substantial funds to continue our operations and to conduct research and development, preclinical studies and clinical trials necessary to bring our potential products to market and to establish manufacturing and marketing capabilities. We will continue to have limited cash resources. There can be no assurance that we will be successful in consummating any financing transaction or, if consummated, that the terms and conditions will not be unfavorable to us. It is absolutely essential for us that, as a first step, most or all of the remaining 600,000,000 2006 Private Placement warrants be exercised in 2006. However, there can be no assurance that we will receive any additional proceeds via the exercise of the warrants that we issued in our 2006 Private Placement.
Under our new strategic plan, we intend to focus our ongoing development efforts on NeuroVaxTM and IR103. The timing and amount of our future capital requirements will depend on many factors, including (but not limited to):
•	the timing of approval to begin new clinical trials;

•	our ability to raise additional funding and the amounts raised, if any;

•	the time and cost involved in obtaining regulatory approvals;

•	continued scientific progress in our research and development programs;

•	the scope and results of preclinical studies and clinical trials;

•	the cost of manufacturing scale-up;

•	the costs involved in filing, prosecuting and enforcing patent claims;

•	competing technological and market developments;

•	effective commercialization activities and arrangements;

•	the costs of defending against and settling lawsuits; and/or

•	other factors not within our control or known to us.

Our access to capital could be limited if we do not progress in:
•	obtaining regulatory approvals;

•	our research and development programs;

•	our preclinical and clinical trials; and/or

•	scaling up manufacturing.
Our access to capital also could be limited by:
•	overall financial market conditions;

•	the security interest in substantially all of our assets in respect of an aggregate principal amount of $10,088,000;

•	Potential dilution which would occur upon the exercise or conversion of outstanding derivative securities which overlie 1,811,272,000 shares of our common stock.
Our independent registered public accountants have expressed substantial doubt as to our ability to continue as a going concern.
As of June 30, 2006, we had an accumulated deficit of $149,142,000. We have not generated revenues from the commercialization of any product. We expect to continue to incur substantial net losses from operations over the next several years, which would imperil our ability to continue operations. We may not be able to generate sufficient product revenue to become profitable on a sustained basis, or at all, and do not expect to generate significant product revenue before the beginning of 2012, if at all. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. As a result of these and other factors, our independent registered public accountants, Levitz, Zacks & Ciceric, indicated, in their report on our 2005 financial statements, that there is substantial doubt about our ability to continue as a going concern.
Our previous stockholders could be diluted by well over 90% as a result of our 2006 Private Placement and may suffer additional dilution in connection with future financings.
As part of our 2006 Private Placement, we offered and sold 80 units in a private securities offering, each unit comprising a $100,000 principal amount 8% Senior Secured Convertible Promissory Note, due January 1, 2008, and a warrant to purchase up to 15,000,000 shares of common stock at a price of $0.02 per share. The principal plus accrued interest on the notes may be converted into common stock at a conversion price equal to $0.02 per share. If these notes and warrants are converted and exercised in full, we would be required to issue more than 1,600,000,000 shares of common stock. Additionally, our placement agent for this offering, which is an affiliate of Kevin Kimberlin, a director and our largest stockholder, will receive up to an additional 320,000,000 shares of common stock at a price of $0.02 per share, depending upon how many of the investor warrants are exercised. As of June 30, 2006 we have issued 372,899,340 shares of common stock for the exercise of 305,568,750 warrants and the conversion of $1,317,500 of outstanding principal plus accrued interest of $29,112.
Moreover, in anticipation of our 2006 Private Placement we also issued 53,425,204 shares of common stock and issued other derivative securities convertible or exercisable for 50,000,000 shares of common stock, all at $0.02. Moreover, the 2006 Private Placement and related transactions resulted in outstanding derivative securities held by Cornell Capital becoming convertible or exercisable (at $0.02 per share) for 46,808,000 more shares than previously, and resulted in outstanding convertible notes held by an affiliate of Mr. Kimberlin becoming convertible (at $0.02 per share) for 229,998,000 more shares of common stock than previously, and resulted in warrants held by an affiliate of Mr. Kimberlin becoming exercisable (at a range of $0.07 to $0.31 per share) for 97,949,000 more shares of common stock than previously.
As a result of the 2006 Private Placement, our existing stockholders will, after the conversion and exercise of the notes and warrants, hold only a tiny fraction of the equity interest they currently hold in the Company.

Moreover, even as we were selling or committing these huge numbers of shares for $0.02 per share, our public market trading price was above $0.02 per share.
In order to provide adequate capital stock to allow for the full conversion and exercise of these notes and warrants, we sought and received stockholder approval for an increase in the authorized common stock to a total of 3,500,000,000 shares, and amended our certificate of incorporation to implement this increase on April 11, 2006.
Although our management recognizes the need to secure additional financing, there can be no assurance that we will be successful in consummating any financing transaction or, if consummated, that the terms and conditions of the financing will not be unfavorable to us. Any other future near-term financings will almost certainly involve substantial further dilution of outstanding equity. Any subsequent offerings may also require the creation or issuance of a class or series of stock that by its terms ranks senior to the common stock with respect to rights relating to dividends, voting and/or liquidation.
Our stock has been delisted from Nasdaq and is subject to penny stock rules, which may make it more difficult for us to raise capital and for you to sell your securities.
In November 2005, our stock and Class B warrants were delisted from the Nasdaq Stock Market (“Nasdaq”) due to our failure to satisfy the Nasdaq continued listing criteria. As a result, our stock is currently quoted on the Over-the-Counter Bulletin Board quotation service (“OTC”). Securities traded on the OTC generally suffer from lower liquidity and greater price volatility. Additionally, because our stock price is currently considered a “penny stock” under regulations of the Securities and Exchange Commission, broker-dealers who buy and sell our securities are subject to rules that impose additional sales practice requirements. These additional burdens imposed upon broker-dealers could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and warrants and your ability to sell our securities in the secondary market. Being delisted also hurts our ability to raise additional financing, in part because many investors are unwilling to take large positions in stocks which do not trade on Nasdaq or a major stock exchange.
Our failure to successfully develop our product candidates may cause us to cease operations.
We have not completed the development of any products. We are dependent upon our ability to successfully develop our product candidates and our failure to do so may cause us to cease operations.
In May 1999 we discontinued a Phase III clinical endpoint trial of Remune® because differences in clinical endpoints were not observed between treatment groups and extending the trial would have been unlikely to provide sufficient additional clinical endpoints. The discontinuation of the Phase III trial has had a material adverse effect on us. Beginning in 2006, we have chosen to focus our development efforts on our second-generation HIV therapy, IR103, and NeuroVaxTM. We cannot assure you that either of these drug candidates will succeed in clinical trials or that we, or our corporate collaborators, if any, will ever obtain any regulatory approvals for these drug candidates.
The results of our pre-clinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial financial and other resources to conduct time-consuming research, preclinical studies and clinical trials will be required if we are to develop any products. Delays in planned patient enrollment in clinical trials may result in increased costs, program delays or both. None of our potential products may prove to be safe or effective in clinical trials. Approval by the U.S. FDA, or other regulatory approvals, including export license permissions, may not be obtained and even if successfully developed and approved, our products may not achieve market acceptance. Any products resulting from our programs may not be successfully developed or commercially available until 2012 or later, if at all.
Moreover, unacceptable toxicity or side effects could occur at any time in the course of human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. Although preliminary research and clinical evidence have shown our product candidates to be safe, the appearance of any unacceptable toxicity or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

The lengthy product approval process and uncertainty of government regulatory requirements may delay or prevent us from commercializing products. We must work to re-establish our credibility with the FDA.
Clinical testing, manufacture, promotion, export and sale of our products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and numerous foreign regulatory agencies worldwide. This regulation may delay or prevent us from commercializing products. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, seizure or recall of products, total or partial suspension of product manufacturing and marketing, failure of the government to grant pre-market approval, withdrawal of marketing approvals and criminal prosecution.
The regulatory process for new therapeutic drug products, including the required preclinical studies and clinical testing, is lengthy and expensive. We may not receive necessary international regulatory or FDA clearances for our drug candidates in a timely manner, or at all. The length of the clinical trial process and the number of patients regulatory agencies will require to be enrolled in the clinical trials in order to establish the safety and efficacy of our products is uncertain.
Even if late-stage clinical trials for our drug candidates are initiated and successfully completed, the FDA and numerous foreign regulatory agencies may not approve these candidates for commercial sale. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals. Regulatory requirements are evolving and uncertain. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products. We may not be able to obtain the necessary approvals for clinical trials, manufacturing or marketing of any of our products under development. Even if commercial regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed.
In addition, a marketed product is subject to continual regulatory review. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.
Among the other requirements for regulatory approval is the requirement that prospective manufacturers conform to the FDA’s Good Manufacturing Practices, or GMP, requirements. In complying with the FDA’s GMP requirements, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to assure that products meet applicable specifications and other requirements. Failure to comply and maintain compliance with the FDA’s GMP requirements subjects manufacturers to possible FDA regulatory action and as a result may have a material adverse effect on us. We, or our contract manufacturers, if any, may not be able to maintain compliance with the FDA’s GMP requirements on a continuing basis. Failure to maintain compliance could have a material adverse effect on us.
The FDA has not designated expanded access protocols for our drug candidates as “treatment” protocols. The FDA may not determine that any of our drug candidates meet all of the FDA’s criteria for use of an investigational drug for treatment use. Even if one of our candidates is allowed for treatment use, third party payers may not provide reimbursement for the costs of treatment. The FDA also may not consider our product candidates under development to be appropriate candidates for accelerated approval, expedited review or “fast track” designation.
The timing and substance of most FDA decisions are, as a practical matter, discretionary. We believe that there may be significant doubts in the minds of some persons at the FDA regarding our corporate credibility and the viability of our HIV product candidates. Our efforts to re-establish our credibility may not succeed; if we are unsuccessful in our efforts, the FDA approvals that are indispensable if we are to survive and succeed, may be delayed or denied despite any merit our applications may have.
Marketing any drug products outside of the United States will subject us to numerous and varying foreign regulatory requirements governing the design and conduct of human clinical trials and marketing approval. Additionally, our ability to export drug candidates outside the United States on a commercial basis is subject to the receipt from the FDA of export permission, which may not be available on a timely basis, if at all. Approval procedures vary among countries and can involve additional testing, and the time required to obtain approval may be even longer than that required to obtain FDA approval. Foreign regulatory approval processes include all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country.
Before we will be permitted to export either of our drug candidates to foreign countries for clinical use in those countries, we need to meet a number of regulatory requirements. One of those requirements is that we must ensure that we can manufacture the candidate at our United States manufacturing facility in a manner that is in “substantial compliance” with current United States GMP requirements. We must provide the FDA with “credible scientific evidence” that the candidate would be safe and effective under the conditions of proposed use in foreign countries. There can be no assurance, however, that we will successfully meet any or all of these requirements for the export of our drug candidates, and if we are unable to successfully meet all regulatory requirements, we will not be permitted by the FDA to export our candidates to foreign countries for clinical use, even if the foreign governments were to approve such use.
Our patents and proprietary technology may not be enforceable and the patents and proprietary technology of others may prevent us from commercializing products. Some of our patents expire fairly soon.
We have a portfolio of approximately 170 patents worldwide. Although we believe these patents to be protected and enforceable, the failure to obtain meaningful patent protection for our potential products and processes would greatly diminish the value of our potential products and processes.
In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents, which contain claims applicable to our products. Patents we are not aware of may adversely affect our ability to develop and commercialize products. Also, our patents related to HIV therapy have expiration dates that range from 2010 to 2017 and our patents related to autoimmune diseases have expiration dates that range from 2010 to 2019. The limited duration of our patents could diminish the value of our potential products and processes, particularly since we do not expect to generate any revenue from our products sooner than the beginning of 2012, if at all.
The patent positions of biotechnology and pharmaceutical companies are often highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. We also rely upon non-patented trade secrets and know how, and others may independently develop substantially equivalent trade secrets or know how. We also rely on protecting our proprietary technology in part through confidentiality agreements with our current and former corporate collaborators, employees, consultants and some contractors. These agreements may be breached, and we may not have adequate remedies for any breaches. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. Litigation may be necessary to defend against claims of infringement, to enforce our patents and/or to protect trade secrets. Litigation could result in substantial costs and diversion of management efforts regardless of the results of the litigation. An adverse result in litigation could subject us to significant liabilities to third parties, require disputed rights to be licensed or require us to cease using proprietary technologies.
Our products and processes may infringe, or be found to infringe, on patents not owned or controlled by us. If relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in the patents, or be required to obtain licenses or redesign our products or processes to avoid infringement.
Technological change and competition may render our potential products obsolete.
The pharmaceutical and biotechnology industries continue to undergo rapid change, and competition is intense and we expect it to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any that we are developing or that would render our technology and products obsolete or noncompetitive. Many of our competitors have substantially greater experience, financial and technical resources and production and development capabilities than we. Accordingly, some of our competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than we, or develop or acquire technologies and products that are more effective and/or affordable than any that we are developing. In addition, IR103 is not suggested as a possible cure for HIV/AIDS, but merely as a means to delay its progression before other therapies are begun. If a true cure or preventive vaccine for HIV/AIDS were found, IR103 would be of lesser value.
Our lack of commercial manufacturing and marketing experience and our dependence on third parties for manufacturing may prevent us from successfully commercializing products.
We have not manufactured any of our products in commercial quantities. We may not successfully make the transition from manufacturing clinical trial quantities to commercial production quantities or be able to arrange for contract manufacturing and this could prevent us from commercializing products or limit our profitability from our products. Even if our product candidates are successfully developed and receive FDA approval, we have not demonstrated the capability to manufacture a product in commercial quantities. We rely on a third party for the final inactivation step of the IR103 manufacturing process. If the existing manufacturing operations prove inadequate, there can be no assurance that any arrangement with a third party can be established on a timely basis or that we can establish other manufacturing capacity on a timely basis.

We have no experience in the sales, marketing and distribution of pharmaceutical or biotechnology products. Thus, our products may not be successfully commercialized even if they are developed and approved for commercialization and even if we can manufacture them. In addition, our competitors will have significantly greater marketing resources and power than we will.
The manufacturing process of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA. Moreover, our products can be manufactured only in a facility that has undergone a satisfactory inspection and certification by the FDA. For these reasons, we would not be able to quickly replace our manufacturing capacity if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if our manufacturing facilities are deemed not in compliance with the GMP requirements, and the non-compliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would prevent us from successfully commercializing our products.
We may enter into arrangements with contract manufacturing companies to expand our own production capacity in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services, we may encounter costs, delays and /or other difficulties in producing, packaging and distributing our clinical trials and finished product. Further, contract manufacturers must also operate in compliance with the GMP requirements; failure to do so could result in, among other things, the disruption of our product supplies. Our potential dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis.
We may be unable to enter into additional collaborations.
Our current development strategy is to seek collaborative arrangements with larger pharmaceutical companies for the clinical development and commercialization of our product candidates. If we are able to enter into such arrangements, we expect that a large portion of the ongoing development costs for our drug candidates would be funded by our collaborative partners. However, we may be unable to negotiate collaborative arrangements on favorable terms, or at all, and our current or future collaborative arrangements may not be successful or continue. If we are unable to enter into favorable collaborative arrangements, we expect that our future capital requirements would increase and we may be required to delay or curtail development efforts for one or both of our drug candidates.
Adverse determinations and pressures concerning product pricing, reimbursement and related matters could prevent us from successfully commercializing any of our product candidates.
Our ability to earn revenue on any of our products will depend in part on the extent to which patient reimbursement for the costs of the products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations and other organizations. Failure of patients to obtain appropriate cost reimbursement may prevent us from successfully commercializing any of our other products. Third-party payers are increasingly challenging the prices of medical products and services. If purchasers or users of any of our other products are not able to obtain adequate reimbursement for the cost of using the products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products and whether adequate third party coverage will be available. In addition, many HIV patients live in poor countries, which may be unable to afford to pay substantial sums for their citizens’ HIV therapies. Political pressure exists to seek to require manufacturers of HIV therapies to supply them at below-market prices to poor persons and/or poor countries, and this pressure may increase in the future.
Our success in the HIV field may depend upon the acceptance of IR103 by the medical and HIV-activist communities.
Our ability to market and commercialize IR103 would depend in part on the acceptance and utilization of IR103 by the medical and HIV-activist communities. Physician inertia may be a problem for us as it is for many emerging medical products companies. We will need to develop commercialization initiatives designed to increase awareness about us and IR103 among targeted audiences, including public health and AIDS activists and community-based outreach groups in addition to the investment community. Currently, we have not developed any commercialization initiatives.
Kevin Kimberlin, a member of our Board of Directors, beneficially owns approximately 24% of our outstanding common stock and has the rights to acquire approximately 353,979,000 additional shares of our common stock, which could theoretically result in ownership of up to approximately 52% of our outstanding shares and could allow him to control or influence stockholder votes.

As of June 30, 2006, Kevin B. Kimberlin, a member of our Board of Directors, together with his affiliates and/or related parties, currently owns of record approximately 24% of our outstanding shares of common stock. He and they also have the right to acquire, through the conversion of indebtedness and the exercise of options and warrants beneficially owned by them, approximately 353,979,000 additional shares. If his/their indebtedness, options and warrants (but not those of anyone else) were to be converted and exercised in full, Mr. Kimberlin and his affiliates would own approximately 52% of our outstanding shares of common stock on a post-conversion/exercise basis. Although if, in connection therewith or earlier, all of our other $0.02 derivative securities were also converted or exercised in full, Mr. Kimberlin and his affiliates would only own approximately 24% of our common stock with his full conversion and exercise.
As a result of ownership of our common stock and the ability to acquire additional shares, Mr. Kimberlin and his affiliates and/or related persons have the ability to influence, and possibly control, substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. If your interests as a stockholder are different from his interests, you may not agree with his decisions and you might be adversely affected thereby.
Mr. Kimberlin is also a secured creditor.
As collateral for the Mortgage and Qubit Notes, which have principal amounts of $3,155,000 and $250,000 and mature on January 1, 2009 and January 1, 2008, respectively, parties affiliated with and/or associated with Kevin Kimberlin have a perfected security interest (shared with the 2006 Private Placement note holders) in our intellectual property and other assets. Pursuant to the security agreement, we must comply with covenants with respect to these assets. The security interests and covenants could impair our ability to enter into collaborative and licensing arrangements.
We have significant indebtedness that will mature before our operations can repay it.
After our 2006 Private Placement and final satisfaction of the Cornell Capital Debenture in May 2006, we have $6,933,000 of secured debt due on January 1, 2008 and $3,155,000 of secured debt due on January 1, 2009. We will not have any product revenues before those dates. There can no assurance that we can pay, refinance or extend this debt.
Legal proceedings could require us to pay substantial amounts of money and impair our operations.
Between July 2001 and 2003, several complaints were filed in the United States District Court for the Southern District of California seeking an unspecified amount of damages on behalf of an alleged class of persons, who purchased shares of our Common Stock at various times between May 17, 1999 and July 6, 2001. The complaints have been consolidated into a single action under the name In re Immune Response Securities Litigation by order of the Court, and a consolidated, amended complaint was filed in July 2003. The consolidated, amended complaint names us and certain of our former officers as defendants, as well as Agouron Pharmaceuticals, Inc. and one of its officers. The consolidated, amended complaint alleges that we, Agouron and/or such officers violated federal securities laws by misrepresenting and failing to disclose certain information about the results of clinical trials of Remune®. On October 31, 2003 the defendants filed motions to dismiss the consolidated, amended complaint. The court denied these motions on June 7, 2005.
On July 5, 2005, a shareholder derivative complaint was filed in the Superior Court of the State of California in the County of San Diego against certain of our current and former officers and directors, seeking an unspecified amount of damages. We are also named as a nominal defendant in the complaint, which alleges, among other things, that such officers and directors breached their fiduciary duties by causing the misrepresentation of our financial results and failing to correct our publicly reported financial results and guidance, and engaged in certain improper acts including abuse of control, gross mismanagement and waste of corporate assets from May 1999 to the present.
Although we intend to vigorously defend the actions if they cannot be settled, we cannot now predict or determine the outcome or resolution of these proceedings, or to estimate the amounts of, or potential range of, loss with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The range of possible resolutions of these proceedings could include judgments against us or our former officers or settlements that could require substantial payments by us, which could have a material adverse impact on our financial position, results of operations and cash flows. These proceedings also might require substantial attention of our management team and therefore, regardless of whether we win or lose the litigation, divert their time and attention from our business and operations

Our reporting of profits may confuse investors and result in lawsuits against us.
Due to EITF No. 00-19, we reported a large net income in the first quarter of 2006 and may report similar phantom net income in future quarters. If investors fail to understand that this net income is an artifice which does not reflect our unprofitable operations, our stock price might rise temporarily and then fall again. This scenario might then lead disappointed investors to sue us on a variety of possible legal theories.
We have hired a new CEO.
On October 31, 2005, we hired Joseph F. O’Neill as Chief Executive Officer and President. Executive leadership transition periods are often difficult, due to learning curve issues, cultural differences and friction caused by changes in strategy and style. In addition, Dr. O’Neill has no experience as an executive of a for-profit corporation.
Hazardous materials and environmental matters could expose us to significant costs.
We may be required to incur significant costs to comply with current or future environmental laws and regulations. Although we do not currently manufacture commercial quantities of our product candidates, we produce limited quantities of these products for our clinical trials. Our research and development and manufacturing processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of an incident, we could be held liable for any damages that result, and any liability could exceed our resources. Current or future environmental laws or regulations may have a material adverse effect on our operations, business and assets.
Product liability exposure may expose us to significant liability.
We face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure. We may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we avoid liability exposure, significant costs could be incurred that could hurt our financial performance and condition.
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds
No further disclosure required.
Item 3. Defaults Upon Senior Securities
None
Item 4. Submission of Matters to a Vote of Security Holders
On April 11, 2006, the Company held a special meeting of Stockholders. There were issued and outstanding on March 15, 2006, the record date, 155,705,156 shares of common stock. There were present at the meeting in person or by proxy, stockholders of the Company who were the holders of 131,965,599 shares of common stock. The following actions were taken at the meeting:
1.	Proposal to approve the adoption of an amendment to the Company’s Certificate of Incorporation authorizing an increase in the number of authorized shares of the Company’s Common Stock, par value $.0025 per share, from 170,000,000 shares to 3,500,000,000 shares (the “Authorized Shares Increase”). Common shares voted for the proposal were 128,070,240 with 3,746,589 shares voted against and 148,770 common shares abstained.

2.	Proposal to approve the adoption of a series of ten alternative amendments (only one of which would be implemented) to the Company’s Certificate of Incorporation authorizing a reverse stock split in which all outstanding shares of the Company’s Common Stock would be combined at ratios ranging from 1-for-10 up to 1-for-100, with in each case the number of authorized shares of the Company’s Common Stock being decreased in the same ratio, all subject to stockholder approval of Proposal 1 and the implementation of the Authorized Shares Increase. Common shares voted for the proposal were 128,586,252, with 3,229,372 shares voted against and 149,975 common shares abstained.
Item 5. Other Information
None
Item 6. Exhibits

Exhibit
Number	Description of Document

3.1.1 (1)	Certificate of Amendment of Certificate of Incorporation, filed April 11, 2006.

10.162.2 (2)	401(k) stock Match Plan, as amended and restated through June 6, 2006.

10.170.1 (3)	Termination letter to Cornell Capital Partners, LP, dated May 1, 2006, for Standby Equity Distribution Agreement

10.197.2 (3)	Letter Agreement, dated May 19, 2006, between us and Spencer Trask Intellectual Capital Company LLC.

10.206 (3)	Mortgage Note (8% Convertible Secured Promissory Note) issued by us to Cheshire Associates LLC, dated April 11, 2006, for a principal amount of $3,155,399.

10.27 (3)	Consulting Agreement dated June 7, 2006, between us and Orchestra Partners, LLC.

31.1	Certification of the Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(a).

31.2	Certification of the Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(a).

32.1	Certification pursuant to Section 1350 of Chapter 63 of 18 U.S.C. as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(b).

32.2	Certification pursuant to Section 1350 of Chapter 63 of 18 U.S.C. as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(b).

(1)	Incorporated by reference to the Exhibit of the same number filed with our Registration Statement on Form S-1, No. 333-133210.

(2)	Incorporated by reference to Exhibit 99.1 filed with our Registration Statement on Form S-8, No. 333-136127.

(3)	Incorporated by reference to the Exhibits of the same numbers filed on June 12, 2006, with our amended Registration Statement on Form S-1, No. 333-133210.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE IMMUNE RESPONSE CORPORATION
Date: August 18, 2006	By:	/s/ Michael K. Green
Michael K. Green,
Chief Operating Officer & Chief Financial Officer

Exhibit Index

Exhibit
Number	Description of Document

31.1	Certification of the Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(a).

31.2	Certification of the Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(a).

32.1	Certification pursuant to Section 1350 of Chapter 63 of 18 U.S.C. as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(b).

32.2	Certification pursuant to Section 1350 of Chapter 63 of 18 U.S.C. as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002/SEC Rule 13a-14(b).